Exhibit 10.21

Private and Confidential

Dated: 29th June, 2006

Calyon

(as Bank)

- and -

Capetanissa Maritime Corporation

(as Borrower)

- and -

Costamare Shipping Company S.A.

(as Corporate Guarantor)

LOAN AGREEMENT relating to a secured floating interest rate loan facility of up to US$90,000,000

SCHEDULES

1.	FORM OF DRAWDOWN NOTICE
i

THIS AGREEMENT is made this 29th day of June, 2006

BY AND AMONG:

1.	Calyon, a company incorporated in France with its head office at 9 Quai du President Paul Doumer, 92400 Courbevoie, Paris, France, acting through the said head office or any other office through which it may be acting from time to time pursuant to Clause 19.5, as lender (hereinafter called the “Bank”, which expression includes its successors and assigns); and

2.	Capetanissa Maritime Corporation, a company organised and existing under the laws of the Republic of Liberia and having its registered office at 80 Broad Street, Monrovia, Liberia, as borrower (hereinafter called the “Borrower”, which expression includes its successors in title); and

3.	Costamare Shipping Company S.A., a company organised and existing under the laws of the Republic of Panama and having its registered office in Panama City, Republic of Panama, as corporate guarantor (hereinafter called the “Corporate Guarantor”, which expression includes its successors in title).

W H E R E A S:

The Bank has been requested by (inter alios) the Borrower to provide the Borrower with a floating interest rate loan facility by one advance not exceeding United States Dollars ninety million (US$90,000,000), upon and subject to the terms and conditions contained in this Agreement.

WHEREBY IT IS AGREED:

1.	PURPOSE, DEFINITIONS AND INTERPRETATION

1.1	Purpose The purpose of the said loan facility shall be to assist the borrower in financing part of the aquisition and collateral cost of the Vessel.

1.2	Definitions In this Agreement unless the context otherwise requires the following expressions have the following meanings:

“this Agreement” means this Agreement as the same may from time to time be supplemented and/or amended;

“Accounts Pledge Agreement” means an agreement to be made between the Corporate Guarantor, the Borrower and the Bank for the creation of a pledge in favour of the Bank over the Earnings Account and the Special Deposit Account, in form satisfactory to the Bank;

“Availability Period” means the period from and including the date hereof and ending on 31st July, 2006 or until such later date as the Bank may agree in writing or on such earlier date on which the Commitment is fully borrowed, cancelled or terminated;

“Banking Day” means any day on which banks and foreign exchange markets in New York, London, Athens, Paris and in each country or place in or at which an act is required to be done under this Agreement in accordance with the usual practice of the Bank, are open for the transaction of business of the nature contemplated in this Agreement;

1

“Charterparty” means any charterparty relating to the Vessel whether now existing or hereinafter entered into by the Borrower or any person, firm or company on its behalf, which Charterparty exceeds twelve (12) months in duration and on terms and conditions in all respects acceptable to be Bank, and includes the Cosco Charterparty;

“Commitment” means the total amount of up to (but not exceeding) United States Dollars ninety million (US$90,000,000) to be made available by the Bank to the Borrower under this Agreement as a term loan facility and otherwise subject to and on the terms and conditions herein contained;

“Corporate Guarantee” means the irrevocable and unconditional guarantee of the obligations of the Borrower under this Agreement and the Security Documents executed or to be executed by the Corporate Guarantor in favour of the Bank, such Corporate Guarantee being contained in Clause 21 hereof, as the same may from time to time be amended and/or supplemented;

“Corporate Shareholder” means any shareholder of the Borrower which is a corporation and not a natural person;

“Cosco Charterparty” means the time-charter (NYPE form) dated 16th January, 2004 plus addendum thereto dated 27th December 2004 made between the Borrower, as owner and Cosco Container Lines Co. Ltd., as charterers, for the time-charter employment of the Vessel, at a daily net hire rate of $36,400 for a period of twelve (12) years from 8th June 2006.

“DOC” means a document of compliance issued to an Operator in accordance with rule 13 of the ISM Code;

“Dollars” and “$” means the lawful currency for the time being of the United States of America and in respect of all payments to be made under any of the Security Documents means funds which are for same day settlement in the New York Clearing House Interbank Payments System (or such other U.S. dollar funds as may at the relevant time be customary for the settlement of international banking transactions denominated in Dollars);

“Drawdown” means the borrowing by the Borrower of the Commitment (or a part thereof) pursuant to Clause 3;

“Drawdown Date” means the Banking Day, not earlier than the date of this Agreement, during the Availability Period, on which the Commitment is or, as the context may require, shall be advanced by the Bank to the Borrower hereunder;

“Drawdown Notice” means a notice substantially in the form of Schedule 1 (or such other form as the Bank may require or approve);

“Earnings” means, in relation to the Vessel, all moneys whatsoever, due or to become due to the Borrower at any time during the Security Period arising out of the use or operation of the Vessel including (but without prejudice to the generality of the foregoing), all freight hire and passage monies, compensation payable to the Borrower in the event of requisition of the Vessel for hire, remuneration for salvage and towage services, demurrage and detention monies, contributions of any nature whatsoever in respect of general average, damages for breach (or payment for variation or termination) of any charterparty or other contract for the employment of the Vessel and all sums recoverable under any Insurances in respect of loss of Earnings and includes, if and whenever the Vessel is employed on terms whereby any and all such moneys as aforesaid are pooled or shared with any other person, that

2

proportion of the net receipts of the relevant pooling or sharing agreement which is attributable to the Vessel;

“Earnings Account” means an interest bearing account opened or to be opened and maintained in the name of the Corporate Guarantor with the Bank (or any other bank or financial institution designated by the Bank by notice to the Borrower) pursuant to Clause 10, designated “COSTAMARE SHIPPING COMPANY S.A./CAPETANISSA MARITIME CORPORATION - EARNINGS ACCOUNT” and shall include any sub-accounts or call accounts (whether in Dollars or any other currency) opened under the same designation or any revised designation or number from time to time notified by the Bank to the Borrower and to which all the Earnings of the Vessel are to be paid in accordance with Clause 10;

“Environmental Affiliate” means any agent or employee of the Borrower or any other Relevant Party or any person having a contractual relationship with the Borrower or any other Relevant Party in connection with any Relevant Ship or its operation or the carriage of cargo thereon;

“Environmental Approval” means any consent, authorisation, licence or approval of any governmental or public body or authorities or courts applicable to any Relevant Ship or its operation or the carriage of cargo thereon required under any Environmental Law;

“Environmental Claim” means any and all enforcement, clean up, removal or other governmental or regulatory actions or orders instituted or completed pursuant to any Environmental Law or any Environmental Approval together with claims made by any third party relating to damage, contribution, loss or injury, resulting from any actual or threatened emission, spill, release or discharge of a Material of Environmental Concern;

“Environmental Incident” means (i) any release of Material of Environmental Concern from the Vessel, (ii) any incident in which Material of Environmental Concern is released from a vessel other than the Vessel and which involves collision between the Vessel and such other vessel or some other incident of navigation or operation, in either case, involving the Vessel, the Borrower or the Manager are actually at fault or otherwise liable (in whole or in part) or (iii) any incident in which Material of Environmental Concern is released from a vessel other than the Vessel and where the Vessel is actually or potentially liable to be arrested as a result and/or where the Borrower or the Manager are actually or allegedly at fault or otherwise liable;

“Environmental Laws” means all national, international and state laws, rules, regulations, treaties and conventions applicable to any Relevant Ship pertaining to the pollution or protection of human health or the environment including, without limitation, the carriage or Materials of Environmental Concern and actual or threatened emissions, spills, releases or discharges of Materials of Environmental Concern;

“Event of Default” means any one of the events set out in Clause 16 or described or defined as such in any other of the Security Documents;

“Final Maturity Date” means the 22nd August, 2018;

“General Assignment” means in relation to the Vessel, the Deed of Assignment in favour of the Bank to be executed by the Borrower in respect of the Earnings, Insurances and Requisition Compensation (as such terms are therein defined) of the Vessel, including specific assignment of the Cosco Charterparty, in form and

3

substance as the Bank may approve or require as the same may from time to time be supplemented and/or amended;

“Indebtedness” means, in relation to any person, (a) monies borrowed or raised by such person, (b) any liability of such person under any debenture, bond, note or other security, (c) any liability of such person under acceptance credit facilities, financial leases, deferred purchase consideration arrangements or any other agreement or instrument having the commercial effect of a borrowing of money by such person and (d) any guarantee, indemnity or other assurance against financial loss given by such person in respect of any of the foregoing;

“Insurances” means, in relation to the Vessel, all policies and contracts of insurance (including all entries of the Vessel in a protection and indemnity or war risks association) which are from time to time taken out or entered into in respect of the Vessel or her Earnings or otherwise howsoever in connection with the Vessel and her Earnings;

“Interest Payment Date” means in respect of the Loan or any part thereof in respect of which a separate Interest Period is fixed, the last day of the relevant Interest Period and in case of any Interest Period which is longer of twelve (12) months each day falling at six (6) month intervals during such longer Interest Period and the last day of such longer Interest Period;

“Interest Period” means each period for which an Interest Rate is computed in relation to the Loan or (as the context may require) any part thereof selected by the Borrower under Clause 4.2 or otherwise determined in accordance with Clauses 4.2(b), 4.3 and 4.6;

“Interest Rate” means the rate of interest payable in respect of the Loan or the relevant part thereof (as the case may be) ascertained in accordance with the provisions of Clause 4 (other than Clause 4.6);

“Interest Tranche” means the whole or, as the context requires, each portion of the Loan which has a different Interest Period from that of any other portion of the Loan;

“ISM Code” means the International Safety Management Code for the Safe Operating of Ships and for Pollution Prevention constituted pursuant to Resolution A.741 (18) of the International Maritime Organisation and incorporated into the Safety of Life at Sea Convention and includes any amendments or extensions thereto and any regulation issued pursuant thereto;

“ISPS Code” means the International Ship and Port Security Code of the International Maritime Organization and includes any amendments or extensions thereto and any regulation issued pursuant thereto;

“ISSC” means an International Ship Security Certificate issued in respect of the relevant Vessel pursuant to the ISPS Code;

“LIBOR” means, in relation to a particular period, the rate for deposits of Dollars for a period equivalent to such period at or about 11:00 a.m. (London time) on the second Banking Day before the first day of such period as displayed on Reuters page LIBOR 01 (British Bankers’ Association Interest Settlement Rates) (or such other page as may replace such page LIBOR 01 on such system or on any other system of the information vendor for the time being designated by the British Bankers’ Association to calculate BBA Interest Settlement Rate (as defined in the British Bankers’ Recommended Terms and Conditions (“BBAIRS” terms) dated August, 1985)),

4

provided that if on such date no such rate is so displayed, LIBOR for such period shall be the rate per annum (rounded upward if necessary to five decimal places) at which the Bank is able in accordance with its usual practices to obtain deposits in Dollars in an amount approximately equal to the amount in relation to which LIBOR is to be determined for a period equivalent to such period in the London Interbank Market at or about 11:00 a.m. (London time) on the second Banking Day before the first day of such period;

“LIBID” means, in relation to a particular amount and period, the rate expressed as a percentage per annum at which the Bank is able in accordance with its normal practices to pay for Dollar deposits in amounts comparable with this amount for that period in the London Interbank Eurocurrency Market at or about 11 a.m. (London time) on the second Banking Day before the beginning of that period;

“Loan” means the principal amount borrowed by the Borrower in respect of the Commitment or (as the context may require) the principal amount thereof owing to the Bank under this Agreement at any relevant time;

“Loan Portion A” means the amount which is equal to the balance of the Special Deposit Account from time to time;

“Loan Portion B” means the at any time balance of the Loan after deduction of Loan Portion A;

“Manager” means Costamare Shipping Company S.A. - a company incorporated and existing under the laws of the Republic of Panama, having its registered office at Panama City, Republic of Panama and having an office established in Greece (60 Zephyrou Street, Pal. Faliro, Athens, Greece) under the Greek laws 89/67, 378/68, 27/75 and 814/78 (as amended) or such other person as may from time to time be approved by the Bank for the purpose of managing the Vessel;

“Margin” means, subject to the proviso to Clause 4.5, in relation to:

(a)	Loan Portion A, zero point two five percent (0.25%) per annum;

(b)	Loan Portion B, zero point seventy five percent (0.75%) per annum;

“Market Value” means the market value of the Vessel determined as provided in Clause 15.2(b);

“Material of Environmental Concern” means and includes pollutants, contaminants toxic substances, oil as defined in the United States Oil Pollution Act of 1990 and all hazardous substances as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act 1988;

“Month” means a period beginning in one calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month in which such period started, provided that (a) if such period started on the last Banking Day in a calendar month or if there is no such numerically corresponding day, such period shall end on the last Banking Day in the next calendar month and (b) if such numerically corresponding day is not a Banking Day, such period shall end on the next following Banking Day in the same calendar month but if there is no such Banking Day, such period shall end on the preceding Banking Day (and “months” and “monthly” shall be construed accordingly);

5

“Mortgage” means, in relation to the Vessel, the first preferred Greek ship mortgage to be executed by the Borrower in favour of the Bank and to be registered on the Vessel, in form and substance as the Bank may approve or require as the same may from time to time be supplemented and/or amended;

“Operator” means any person who is from time to time during the Security Period concerned in the operation of the Vessel and falls within the definition of “Company” set out in rule 1.1.2. of the ISM Code;

“Outstanding Indebtedness” means, the aggregate of (a) the Loan and interest thereon (and interest on any unpaid interest thereon and on any other sums of money on which interest is stated in this Agreement to be payable), (b) the Master Agreement Liabilities and (c) all such expenses, claims, liabilities, losses, costs, duties, fees, charges or other moneys as are stated in this Agreement and the Security Documents to be payable by the Borrower to or recoverable from the Borrower by the Bank (or in respect of which the Borrower agrees in this Agreement, the Master Agreement and the Security Documents to indemnify the Bank) whether actually or contingently, presently or in the future together with interest thereon as provided in this Agreement and (c) all other sums of money from time to time owing to the Bank under the Security Documents or any of them whether actually or contingently, presently or in the future;

“Receiving Bank” means Calyon Americas , New York, situated at 1301 Avenue of the Americas, NY 10019-6022 , New York, U.S.A., or such other bank or banks as may from time to time be notified by the Bank to the Borrower;

“Relevant Jurisdiction” means any jurisdiction in which or where any Security Party is incorporated, resident, domiciled, has a permanent establishment, carries on or has a place of business or is otherwise effectively connected;

“Relevant Party” means the Borrower, the Corporate Guarantor and any other Security Party;

“Relevant Ship” means the Vessel and any other vessel owned by, managed by or chartered to any Relevant Party;

“Repayment Date(s)” means in respect of the Loan each of the dates referred to in Clause 6.1 and on which the Loan is to be repaid by the Repayment Instalments or if any such date is not a Banking Day the next following Banking Day, unless such next Banking Day falls in the next calendar month, in which case the date shall be the preceding Banking Day (together, the “Repayment Dates”);

“Repayment Instalment(s)” means each of the repayment instalments referred to in Clause 6.1 (together, the “Repayment Instalments”);

“Requisition Compensation” includes all monies or other compensation payable during the Security Period by reason of requisition for title or other compulsory acquisition of the Vessel, otherwise than by requisition for hire;

“Security Documents” means the Accounts Pledge Agreement, the General Assignment, the Corporate Guarantee, the Mortgage and any document or documents (including if the context requires this Agreement) that may now or hereafter be executed as security for the repayment of the Loan, interest thereon and any other moneys payable to the Bank hereunder and thereunder as well as for the performance by the Security Parties of all obligations, covenants and agreements pursuant to this Agreement and/or the other Security Documents;

6

“Security Interest” means a mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, trust arrangement, title retention or other interest given by way of security or arrangement of any kind whatsoever;

“Security Party(ies)” means the Borrower, the Corporate Guarantor and all such other persons as may from time to time have given guarantees or other security to the Bank for the Outstanding Indebtedness (together, the “Security Parties”);

“Security Period” means the period commencing on the date hereof and terminating on the date upon which the Loan together with all interest thereon and all other moneys payable to the Bank under this Agreement and the Security Documents has been repaid in full to the Bank;

“SMC” means a safety management certificate issued in respect of the Vessel in accordance with rule 13 of the Code;

“Special Deposit Account” means an account of the Borrower to be held with the Bank as provided for in Clause 2.4;

“Subsidiary” means a body corporate from time to time of which another (a) has direct or indirect control, or (b) owns directly or indirectly more than fifty (50) percent of the share capital or similar right of ownership (and in this definition “control” means the power to direct the management and the policies of a body corporate, whether through the ownership of voting capital, by contract or otherwise);

“Taxes” includes all present and future income, corporation and value-added taxes and all stamp and other taxes and levies, imposts, deductions, duties, charges and withholdings whatsoever (with the exception of taxes concerning Bank’s net income) and any restrictions or conditions resulting in any charge whatsoever and howsoever imposed, either now or hereafter, by any sovereign state or by any political sub-division or taxing authority of any sovereign state or any governmental or other authority whatsoever, together with interest thereon and penalties with respect thereto, if any, and charges, fees and other amounts imposed thereon or in respect thereof (and references to “Taxation” shall be construed accordingly);

“Total Loss” means, in relation to the Vessel: (a) actual or constructive or compromised or arranged total loss, (b) requisition for title or other compulsory acquisition otherwise than by requisition for hire; or (c) hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of the Vessel by any government or by any person acting or purporting to act on behalf of any government, unless the Vessel be released and restored to the Borrower from such seizure, capture, arrest or detention within thirty (30) days after the occurrence thereof; and

“Vessel” means the 9,469 TEU containership “COSCO BEIJING” of 109,149 gt, 52,743 nt, registered in the ownership of the Borrower under the Greek flag at the Ships Registry of the port of Piraeus, and includes any share or interest therein and her engines, machinery, boats, tackle, outfit, spare gear, fuel, consumable or other stores, belongings and appurtenances whether on board or ashore and whether now owned or hereafter acquired.

1.3	Interpretation In this Agreement:

(a)	where the context so admits words importing the singular number only shall include the plural and vice versa and words importing persons shall include firms, bodies corporate and bodies unincorporate;
7

(b)	clause headings are inserted for convenience of reference only and shall be ignored in construing this Agreement and references to Clauses, Schedules and Appendices are to Clause of, Schedules and Appendices to this Agreement save as may be otherwise expressly provided;

(c)	references to:

(i)	any document are to be construed as references to such document as amended and/or supplemented from time to time and references to any enactment shall include re-enactments, amendments and extensions thereof;

(ii)	the Bank shall include its respective successors and permitted assigns and references to the Borrower and the Manager shall include their respective successors and permitted assigns, if any;

(iii)	persons include bodies corporate and unincorporate; and

(iv)	assets include property, right and asset of every nature, including any present future or contingent right to any revenue or other payment; and

2.	THE BANK’S COMMITMENT

2.1	Commitment to Lend Subject to and upon the terms of this Agreement and in reliance (inter alia) on the representations and warranties set forth in Clause 5 and the representations and warranties of the Borrower and the other Security Parties set out in the Security Documents and any other documents delivered to the Bank by the Borrower and the Corporate Guarantor (or any of them), and at the request of the Security Parties, the Bank agrees to make available to the Borrower the Commitment in the manner specified in Clause 3.1 and for the purpose described in Clause 1.1.

2.2	Drawdown Notice The Drawdown Notice requesting the Bank to make the Commitment available shall be given in accordance with Clause 3.1:

2.3	Advance of the Commitment The Commitment shall be made available to the Borrower hereunder in Dollars and shall be paid to an account of the Borrower or the Corporate Guarantor with the Bank or otherwise in accordance with sub-Clause 3.1(b)(v) (which the Borrower hereby irrevocably authorises the Bank to do) for the purpose set forth in Clause 1.1.

2.4	(a)	Special Deposit Account At any time during the term of the Loan, the Borrower may elect to deposit cash in the Special Deposit Account in any amounts up to the Loan outstanding from time to time desired by the Borrower. The Special Deposit Account will be pledged in favor of the Bank and will bear interest on LIBID basis credit interest available by the Bank for the periods so elected by the Borrower, provided that no early withdrawal(s) are made, in which case interest on the deposit(s) shall be credited at a rate determined by the Bank so as to reflect the event of such withdrawal(s).

(b)	It is hereby expressly stated, for the avoidance of doubt, that the amounts standing at any time in credit of the Special Deposit Account will not be taken into account for the calculation of the Vessel’s Market Value to Loan ratio as per Clause 15.2 hereof.

(c)	Until the occurrence of an Event of Default, which continues unremedied, (whereupon the provisions of the Accounts Pledge Agreement shall apply),
8

any balance standing in credit of the Special Deposit Account at any time shall be freely available to the Borrower and (subject as aforesaid) may be withdrawn on a deposit roll over date from the Special Deposit Account to be used for any purpose not inconsistent with the Borrower’s other obligations under this Agreement. The Borrower shall not be entitled to draw from the Special Deposit Account if an Event of Default has occurred and which continues unremedied.

(d)	The Borrower, at its own costs and expenses, undertakes with the Bank to comply with or cause to be complied with any written requirement of the Bank from time to time as to the location or re-location of the Special Deposit Account and will from time to time enter into such documentation as the Bank may require in order to create or maintain a security interest in the Special Deposit Account.

(e)	Upon the occurrence of an Event of Default which continues unremedied, or at any time thereafter, the Bank shall be entitled to set off and apply any sums standing to the credit of the Special Deposit Account and accrued interest (if any) after notice has been given to the Borrower, in the manner specified in Clause 7.2 (and express and irrevocable authority is hereby given by the Borrower to the Bank so to set off and apply the same as aforesaid and the Bank shall be released to the extent of such set off and application).

(f)	The Borrower shall not assign, transfer or suffer any Encumbrance to arise over the whole or any part of the Special Deposit Account (other than pursuant to the Accounts Pledge Agreement).

(g)	The Special deposit Account shall be operated in accordance with Bank’s usual terms and conditions (full knowledge of which the Borrower hereby acknowledges) and subject to the Bank’s usual charges levied on such accounts and/or transactions conducted on such accounts (as from time to time notified by the Bank to the Borrower).

3.	DRAWDOWN OF THE COMMITMENT

3.1	(a)	Disbursement The Borrower may make a request for the advance of the Commitment, by sending to the Bank a duly completed Drawdown Notice (which shall be irrevocable) to be received by the Bank not later than 11:00 a.m. (London time) on the Drawdown Date.

(b)	Drawdown The Drawdown Notice shall:

(i)	specify the date being a Banking Date during the Availability Period on which the Commitment (or any part thereof) is to be advanced;

(ii)	specify the amount thereof;

(iii)	be irrevocable and shall commit the Borrower to borrow the amount to be advanced in respect of the Commitment on the date specified;

(iv)	constitute a representation and warranty of the Borrower that (i) the representations and warranties contained in Clause 5 are then true and accurate on and as of the date of such Notice of Drawdown and (ii) no Event of Default has occurred and is continuing which constitutes or would, with the giving of notice or the lapse of time or otherwise, constitute an Event of Default;
9

(v)	specify in detail the recipient(s) (if other than the Earnings Account) of the amount requested to be advanced and full details of the manner of payment required; and

(vi)	specify the duration of the first Interest Period in respect of the Loan.

3.2	Advance of Loan Portion A and Loan Portion B: Loan Portion A and Loan Portion B shall be advanced to the Borrower simultaneously, in full in one amount on the Drawdown Date.

3.3	Bank not liable The Bank shall not be liable to the Borrower for any failure to meet its obligations hereunder resulting from any cause whatsoever beyond its control.

3.4	Cancellation of Commitment The Borrower shall be entitled to cancel the undrawn portion of the Commitment upon giving the Bank three (3) Banking Days’ notice in writing to that effect, provided that no notice has been given to the Bank under Clause 3.1 and remains outstanding. Notwithstanding any such cancellation pursuant to this Clause 3.3 the Borrower shall continue to be liable for any and all amounts due to the Bank under this Agreement including without limitation any amounts due to the Bank under Clauses 9 and 18 hereof.

3.5	Application of Loan proceeds The Bank shall have no responsibility for the application of the proceeds of the Loan (or any part thereof) by the Borrower.

4.	INTEREST AND INTEREST PERIODS - ALTERNATIVE INTEREST RATES

4.1	Payment of Interest Subject to the terms of this Agreement, the Borrower shall pay interest on the amount of the Loan (or any part thereof) at the Interest Rate applicable to each Interest Tranche for each Interest Period (selected under Clause 4.2) in relation thereto from the date upon which the Loan is made available to the date of final repayment of the Loan, such interest being payable (subject to Clause 16) in arrears on each Interest Payment Date.

4.2	Selection of Interest Periods By written notice to the Bank not later than two (2) Banking Days prior to the commencement of an Interest Period the Borrower may select in relation to the Loan (or to a part thereof as the case may be) whether the length of the ensuing Interest Period shall be one (1) or three (3) or six (6) or nine (9) or twelve (12) months (or such other length of Interest Period as the Bank at the request of Borrower would agree to), provided that:

(Subject as hereinafter provided) the Borrower shall make any selection under this Clause 4.2 in such manner as to ensure that:

(a)	the first Interest Period in relation to the Loan shall commence on the Drawdown Date;

(b)	each Interest Period for the Loan (other than the first Interest Period in respect of the Loan) shall commence forthwith upon the expiry of the immediately preceding Interest Period;

(c)	the last Interest Period shall expire on the Final Maturity Date; and

(d)	the expiry of an Interest Period in respect of an Interest Tranche at least equal to any amount which is then due to be repaid under Clause 6.1 shall coincide with each Repayment Date.
10

Provided always that:

(i)	if the Borrower fails to select the duration of an Interest Period in accordance with the foregoing provisions of this Clause 4.2, the Borrower shall be deemed to have selected an Interest Period of six (6) months; and

(ii)	any selection of Interest Periods by the Borrower shall not affect the Borrower’s obligations to repay the Loan by the Repayment Instalments on the Repayment Dates and/or to pay interest on the Interest Payment Dates.

4.3	Selection of Interest Period If the Bank shall certify to the Borrower that the relevant funds requested are not available to the Bank for an Interest Period of the length determined (or deemed selected) by the Borrower in accordance with the foregoing provisions of Clause 4.2 the Borrower shall select an alternative Interest Period (acceptable to the Bank) for which the relevant funds shall be available in the London Interbank market, such selection to be made at least two (2) Banking Days prior to the commencement of the relevant Interest Period, otherwise the Bank shall, in its sole discretion, be entitled to determine the length of the relevant Interest Period.

4.4	Notification of Interest Periods and Interest Rate The Bank will notify the Borrower of each Interest Rate determined in accordance with this Agreement and of the duration of each Interest Period, in each case, upon the determination thereof.

4.5	Normal Interest Rate The Interest Rate applicable to each Interest Tranche for each Interest Period related thereto shall, subject to Clauses 4.6 and 4.7, be the rate per annum determined by the Bank as (save for manifest error) is conclusively certified by the Bank to the Borrower) to be the aggregate of (a) the LIBOR and (b) the applicable Margin. The Bank’s certificate as to the applicable Interest Rate shall be final and conclusive for all purposes and (save for manifest error) binding on the Borrower.

4.6	Default Interest Rate In the event that the Bank does not receive on the due date any sum (whether of principal interest or otherwise) due under this Agreement or any of the Security Documents, the Borrower shall, without affecting any other remedy of the Bank, pay to the Bank on demand interest on such sum from the due date thereof to the date of actual payment (as well after as before judgement) accruing on a daily basis at the rate per annum determined by the Bank to be, if such sum is principal, one percent (1%) above the higher of the rates set out at (a) and (b) below and, if such sum is other than principal, one percent (1%) above the rate set out at (b) below:

(a)	the rate applicable to such overdue principal immediately prior to the due date (and in any event only for any unexpired part of the Interest Period relative to such overdue principal); and

(b)	the applicable Margin plus the rate per annum determined by the Bank as the rate at which deposits in Dollars in an amount equal to such overdue amount are offered to the Bank by leading banks in the London Interbank market on call or for successive periods of such duration as the Bank may determine from time to time. Such interest rates shall be determined on the commencement of each such period. If the Bank determines that deposits in Dollars are not being made available to the Bank in the London Interbank market in the ordinary course of business, such interest rates shall be determined by reference to the cost of funds to the Bank from such other sources as the Bank may from time to time determine.
11

Any such interest which is not paid when due shall be compounded quarterly (or if the period fixed by the Bank is longer at the end of such longer period) (both before and after any notice of demand by the Bank under Clause 16.2) and shall be payable on demand of the Bank.

4.7	Market disruption – Non Availability Notwithstanding anything to the contrary contained in this Agreement and any of the Security Documents, if on any date the Bank determines (which determination shall, save in the case of manifest error, be conclusive and binding on the Borrower) that by reason of circumstances affecting the London Interbank market generally, adequate and fair means do not or will not exist for ascertaining the Interest Rate in respect of an Interest Tranche for the forthcoming Interest Period relevant thereto:

(a)	then the Bank shall as soon as practicable give to the Borrower notice of such determination (hereinafter called a “Determination Notice”);

(b)	in the event that a Determination Notice is given by the Bank prior to the date specified in Clause 3.1 (hereinafter called the “Proposed Drawdown Date”) the Commitment shall not be made available to the Borrower on the Proposed Drawdown Date or thereafter until such Determination Notice has been withdrawn by the Bank or until an alternative mutually acceptable basis for the Bank to fund the Loan has been agreed between the Borrower and the Bank;

(c)	if the Commitment has been advanced to the Borrower, the Bank will, within seven (7) days from the date of any such notice, enter into negotiations in good faith with the Borrower, with a view to determining the Interest Rate for the current Interest Period. If at the expiry of fourteen (14) days from the date of such Determination Notice, the Bank and the Borrower have agreed a mutually satisfactory Interest Rate, and if the Borrower shall have furnished the Bank with satisfactory evidence that such alternative Interest Rate has received all necessary approvals and consents of all governmental and other authorities, such alternative Interest Rate will take effect from the beginning of the Interest Period then current;

(d)	if no Interest Rate has been agreed within fourteen (14) days from the date of such notice, the Bank will notify the Borrower, in writing, of the Interest Rate at which the Bank is prepared to maintain the Loan or the relevant part thereof for the Interest Period relevant thereto then current, and of the basis on which that rate was determined, being the aggregate of the applicable Margin and the cost to the Bank (rounded up to the nearest one sixteenth of one per centum) of maintaining the Loan or the relevant part thereof. In the event that the circumstances referred to in this Clause 4.7 shall extend beyond the end of any Interest Period the foregoing procedure shall be repeated as often as may be necessary;

(e)	upon notification as provided in Clause 4.7(d), the Borrower shall have the right to serve notice to the Bank of its intention to repay the Loan to the Bank, together with:

(i)	an amount equal to the cost directly connected with the maintaining of the Loan from the last Interest Payment Date prior to such Determination Notice until the date of repayment plus the applicable Margin;
12

(ii)	an amount equal to the cost incurred by the Bank as a direct result of such repayment, including losses directly connected with the re-deployment of any funding taken by the Bank to maintain the Loan; and

(iii)	all other Outstanding Indebtedness;

(iv)	such notice of repayment shall be irrevocable and be served not later than seven (7) days after the said notification by the Bank, and shall specify a date for repayment not less than seven (7) and not more than fourteen (14) days after the date of the notice itself. The Borrower shall then make payment on such specified date whereupon the obligations of the Bank hereunder shall terminate and this Agreement will come to an end; and

(f)	where no such notice of repayment is served by the Borrower, the Interest Rate notified by the Bank under Clause 4.7(d) shall be binding on both the Bank and the Borrower.

4.8	Certificate conclusive The certificate or determination of the Bank as to any of the matters referred to in Clause 4.7 shall, save for manifest error, be conclusive for all purposes and binding on the Borrower.

4.9	Separate Interest Periods If the Borrower so requests, Loan Portion A and Loan Portion B may have separate (different) Interest Periods.

5.	REPRESENTATIONS AND WARRANTIES

5.1	Representations and Warranties The Bank enters into this Agreement in reliance upon the following representations and warranties made by the Borrower and the Borrower hereby represents and warrants that the following matters are true at the date of this Agreement and covenants that each of them shall remain true throughout the Security Period i.e. that:

(a)	the Borrower has full power and authority to own, manage and operate the Vessel;

(b)	each of the Security Parties has full power to own its property and assets, to carry on its business as the same are now being lawfully conducted and to purchase, own and operate vessels, or manage vessels, as the case may be;

(c)	the entry into and performance of this Agreement and all the other Security Documents to which each is or is to be a party are within the corporate powers of each Security Party, have been duly authorised by all necessary corporate actions and approvals, do not contravene any law, regulation or contractual restriction, which does, or may, bind any Security Party and do not and will not result in the creation or imposition of any Security Interest on any of its assets in favour of any person other than the Bank;

(d)	all consents, licences, approvals and authorisations required in connection with the entry into, performance, validity and enforceability of this Agreement and the other Security Documents have been obtained, are in full force and effect and certified true copies thereof have been delivered to the Bank;

(e)	each of the Security Documents is (or upon its execution will constitute as provided in Clause 13) legal, valid and binding obligations and enforceable
13

against the Security Parties thereto in accordance with its respective terms and conditions, and create legal, valid and binding Security Documents enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate and that there are no other agreements or arrangements which may adversely affect or conflict with any of the Security Documents or the security thereby created;

(f)	none of the Security Parties is in default under any agreement to which it is or by which it may be bound and no litigation, arbitration, tax claim or administrative proceeding is current or pending or (to its knowledge) threatened, which, if adversely determined, would have a materially detrimental effect on the financial condition of any one or more of the Security Parties;

(g)	at the time of entering this Agreement all representations and warranties and any other information given by the Security Parties (or any of them) to the Bank are true and accurate and no Event of Default (or any event which with the giving of notice and/or lapse of time or other applicable condition might constitute an Event of Default) has occurred and is continuing, and there are no matters known to the Security Parties (or any of them) which have not been disclosed by them to the Bank and which, if disclosed, would reasonably affect the decision of the Bank to extend finance to the Borrower on the terms and conditions of this Agreement;

(h)	the respective obligations imposed on the Borrower and the other Security Parties by the Security Documents do and will constitute direct obligations of the Borrower and the other Security Parties;

(i)	except as disclosed in writing to the Bank at the date of this Agreement, the Borrower is not liable under or in respect of any Indebtedness other than under this Agreement and the other Security Documents to which it is a party;

(j)	the financial condition of any Security Party has not suffered any material deterioration since such condition was last disclosed in the latest financial statements delivered to the Bank;

(k)	when duly executed, the relevant Security Documents will create a perfected security interest in favour of the Bank, with the intended priority, in the assets and revenues intended to be covered, valid and enforceable against the Security Parties which are parties thereto;

(l)	the borrowing of the Commitment by the Borrower is to the commercial benefit of the Borrower in that the Borrower, through such borrowing, furthers its business interests within the scope of its constitutional documents;

(m)	none of the respective assets or rights of the Borrower is subject to any Security Interest except any Security Interests granted by the Borrower in security of the Outstanding Indebtedness;

(n)	none of the parties to the Security Documents is in default thereunder;

(o)	each Security Party and each Corporate Shareholder is a body corporate incorporated with limited liability and duly organised and validly existing and in good standing under the laws of the country of its incorporation;
14

(p)	none of the Security Parties is in default under any agreement to which it/he is a party or by which it/he may be bound and no litigation, arbitration, tax claim or administrative proceeding is current or pending or (to its or its officers’ knowledge) threatened, which, if adversely determined, would have a materially detrimental effect on the business, assets or the financial condition of any of them;

(q)	none of the Security Parties nor any of their respective assets are entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgement, execution or other enforcement);

(r)	save for the registration of the Mortgage in the appropriate shipping registry, it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement or any of the Security Documents that it or they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere or that any stamp, registration or similar tax or charge be paid on or in relation to this Agreement or the Security Documents;

(s)	no Taxes are imposed by deduction, withholding or otherwise on any payment to be made by any Security Party under this Agreement and/or any other of the Security Documents or are imposed on or by virtue of the execution or delivery of this Agreement and/or any other of the Security Documents or any document or instrument to be executed or delivered hereunder or thereunder. In case that any Tax exists now or will be imposed in the future, it will be borne by the Borrower;

(t)	the choice of law agreed to govern this Agreement and/or any other Security Document and the submission to the jurisdiction of the courts agreed in each of the Security Documents are or will be, on execution of the respective Security Documents, valid and binding on the relevant Security Party which is or is to be party thereto;

(u)	the Loan shall be exclusively used for the purposes specified in Clause 1.1 and in entering into this Agreement and borrowing the Loan, the Borrower is acting for its own account;

(v)	none of the corporate Security Parties has an established place of business in any part of the United Kingdom and the United States of America;

(w)	the representations and warranties to be made pursuant to the Security Documents will be true and correct when made;

(x)	the Borrower is in full compliance with all applicable Environmental Laws;

(y)	the Borrower has all Environmental Approvals required to operate its business as presently conducted or as reasonably anticipated to be conducted;

(z)	no Environmental Claim has been made against the Borrower, the Manager or any Operator or otherwise in connection with the Vessel or any Relevant Ship; and

(aa)	the Borrower by entering into this Agreement and the Security Documents is acting on its own behalf and for its own account.
15

5.2	Representations and Warranties in respect of the Vessel The Borrower hereby further represents and warrants to the Bank that on the Drawdown Date:

(a)	the Vessel will be definitely and permanently registered in the name of the Borrower under the Greek flag;

(b)	the Vessel will be in the absolute and unencumbered ownership of the Borrower save as contemplated by this Agreement and the relevant Security Documents;

(c)	the Vessel will have obtained and shall maintain thereafter her class specified in the Mortgage free of any overdue recommendations and qualifications of the relevant classification society affecting her class;

(d)	the Vessel will be operationally seaworthy and will comply with all relevant laws, regulations and requirements (statutory or otherwise) as are applicable to (i) ships registered under Greek flag and (ii) engaged in the same or a similar service as the Vessel is to be engaged;

(e)	the Mortgage will have been duly recorded against the Vessel as a valid first preferred ship mortgage in accordance with the laws of Greece;

(f)	the General Assignment will have been duly executed by the Borrower together with the respective notice thereof required to be given in the manner therein provided;

(g)	the Vessel will have been insured in accordance with the provisions of Clause 14 and the relevant provisions of the Mortgage and the requirements therein specified in respect of the Insurances will have been complied with; and

(h)	the Vessel will be managed by the Manager;

(i)	the Operator has obtained a DOC for itself and an SMC in respect of the Vessel; and

(j)	the Operator has a valid and current ISSC in respect of the Vessel which is in full compliance with the ISPS Code.

5.3	Repetition of Representations and Warranties The representations and warranties of the Borrower set out in Clause 5.1 and Clause 5.2 shall survive the execution of this Agreement and the advance of the Commitment hereunder and shall be deemed to be repeated to the commencement of each Interest Period, with respect to the facts and circumstances existing at each such time, as if made at each such time.

6.	REPAYMENT - PREPAYMENT

6.1	(a)	Repayment The Loan, so far as not otherwise repaid or prepaid under the provisions of this Agreement, shall, subject to the terms of this Agreement, be repaid by the Borrower by twenty four (24) consecutive semi-annual (except for the first) repayment instalments (the “Repayment Instalments”), one each to be repaid on each of the Repayment Dates so that the first of such Repayment Installments be repaid on 22nd February, 2007 and each of the subsequent ones consecutively falling due for payment on each of the dates falling six (6) months after the immediately preceding Repayment Date with the last (the 24th) of such Repayment Instalments falling due for payment on the 22nd August, 2018 (the “Final Maturity Date”); subject to the provisions of this
16

Agreement the amount of the first twenty three (23) Repayment Instalments shall be Dollars two million five hundred thousand ($2,500,000) each, and the amount of the final (the 24th) Repayment Instalment shall be Dollars thirty two million five hundred($32,500,000);

Provided always that:

(i)	if any such Repayment Instalment shall become due on a day which is not a Banking Day, the due date therefor shall be extended to the next succeeding Banking Day unless such Banking Day falls in the next calendar month, in which event such due date shall be the immediately preceding Banking Day; and

(ii)	if the last Repayment Date would otherwise fall after the Final Maturity Date, such last and final Repayment Date shall be the Final Maturity Date; and

(iii)	there shall be no Repayment Dates after the Final Maturity Date; and

(iv)	in the event that any part of the Commitment is not advanced by the Bank to the Borrower under this Agreement each of the Repayment Instalments referred to in this Clause 6.1(a) shall be proportionately reduced. Any such reduction in the amounts of the Repayment Instalments shall be conclusively certified by the Bank in writing to the Borrower on or after the last day of the Availability Period.

(b)	Additional repayment In addition to its obligation to repay the Repayment Instalments referred to in Clause 6.1(a) the Borrower shall:

(i)	on each other date on which, under any applicable provision of this Agreement, a prepayment or repayment of the Loan is to be made, make such repayment (if any) of the Loan as shall be necessary to reduce the amount thereof outstanding immediately prior to such date as provided in such applicable provision; and

(ii)	on the Final Maturity Date, the Borrower shall repay the outstanding amount of the Loan (if any) and shall additionally pay to the Bank all further amounts then outstanding or payable under this Agreement and the Security Documents.

(c)	In addition, the Commitment or (if the Commitment has been advanced) the Loan shall be reduced by (and each of the foregoing Repayment Instalments shall be proportionately reduced by an aggregate amount equal to):

(i)	the amount of such portion(s) of the Commitment as may from time to time be cancelled by the Borrower pursuant to Clause 3.3 (optional cancellation); and

(ii)	the amount of any prepayment(s) and/or repayments required to be made under or pursuant to:

(aa)	Clause 4.7 (Alternative Interest Rate); or
(bb)	Clause 6.3 (Voluntary prepayment); or
(cc)	Clause 20.2 (increased cost etc.); or
(dd)	Clause 20.4 (unlawfulness etc.);
17

6.2	Compulsory prepayment The Borrower shall prepay the Loan, without penalty or prepayment fee, together with accrued interest thereon to the date of prepayment and all other sums payable by the Borrower to the Bank pursuant to this Agreement and the Security Documents, including, without limitation, any amounts payable under Clause 18 either:

(a)	within one hundred and eighty (180) days of the Vessel becoming a Total Loss or suffering damage or being involved in an incident which may, in the reasonable opinion of the Bank, result in such Vessel being subsequently determined to be a Total Loss, and for the purpose of this Clause 6.2:

(i)	in the case of an actual total loss of the Vessel, at the actual date and time the Vessel was lost but in the event of the date of the loss being unknown then the actual total loss shall be deemed to have occurred on the date on which the Vessel was last reported;

(ii)	in the case of a constructive total loss of the Vessel, at the date and time notice of abandonment of the Vessel is given to the insurers of the Vessel for the time being (provided a claim for such Total Loss is admitted by such insurers) or, if such insurers do not admit such a claim, or, in the event that such notice of abandonment is not given by the Borrower to the insurers of the Vessel, at the date and time on which the incident which may result, in the reasonable opinion of the Bank, in the Vessel being subsequently determined to be a Total Loss occurred;

(iii)	in the case of a compromised or arranged total loss ,on the date on which the incident which may result, in the reasonable opinion of the Bank, in the Vessel being subsequently determined to be a Total Loss occurred;

(iv)	in the case of requisition for title or other compulsory acquisition otherwise than by requisition for hire, on the date upon which the relevant requisition of title or other compulsory acquisition occurs; and

(v)	in the case of hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of the Vessel by any government or by any person acting or purporting to act on behalf of any government, unless the Vessel be released and restored to the Borrower from such seizure, capture, arrest or detention within thirty (30) days after the occurrence thereof;

(b)	immediately upon the sale of the Vessel to a third party on terms of a sale at arm’s length on normal commercial terms with the prior written consent of the Bank.

6.3	Voluntary prepayment The Borrower may prepay (without penalty or prepayment fee) the whole or any part of the Loan, Provided that:

(a)	the Bank shall have received from the Borrower not less than ten (10) Banking Days’ prior notice (which shall be irrevocable) of its intention to make such prepayment and specifying the amount and date on which such prepayment is to be made;

(b)	the amount of any such partial prepayment shall be an amount equal to one or more Repayment Instalments;
18

(c)	such prepayment may only be made on an Interest Payment Date;

(d)	in the case of a partial prepayment of the Loan, the Bank shall apply the sum received in respect of principal in or towards satisfaction of the then outstanding Repayment Instalments in the inverse order of maturity; and

(e)	any amount prepaid shall not be available for re-borrowing.

6.4	Amounts payable on prepayment Repayment or, as the case may be, prepayment of the Loan made under Clause 6.1(c), Clause 6.2, Clause 6.3, Clause 15.2(a) and/or Clause 20.4 shall be made together with accrued interest and all other amounts then payable hereunder and, in the event that the relevant prepayment is made other than on the last day of an Interest Period relative to the whole of the Loan, the Borrower shall also pay such additional amounts (if any) as may be necessary to compensate the Bank for any loss, premium and/or cost incurred or to be incurred by it on account of funds borrowed in order to make, fund or maintain the parts of the Loan prepaid as aforesaid from the date of such prepayment to the end of the then current Interest Period applicable thereto as more particularly specified in Clause 18.1 and the certificate of the Bank shall be conclusive and binding on the Borrower as to the extent of any such loss, premium and/or cost incurred by the Bank.

7.	APPLICATION CLAUSE

7.1	Application of funds All moneys received by the Bank under or pursuant to any of the Security Documents and expressed in the Security Documents to be applicable in accordance with the provisions of this Clause 7.1 shall be held by the Bank upon trust to be applied by the Bank in the following manner:

First: in or towards payment of all monies expended or liabilities incurred by the Bank, either in respect of expenses, fees or charges relating to the preparation, completion and registration of the Security Documents or in respect of the protection, maintenance or enforcement of the security thereby created and any and all other monies due and payable under this Agreement and the other Security Documents;

Second: in or towards payment to the Bank of any interest owing in respect of the Loan or any part thereof;

Third: in or towards repayment to the Bank of the Loan;

Fourth: in or towards payment to the Bank of any amount due to it in accordance with the provisions of Clause 18.1(c) by reason of any such payment not being effected on the last day of an Interest Period related thereto or other relevant period; and

Fifth: the surplus (if any) shall be paid to the Borrower or to whomsoever else may be entitled to receive such surplus.

Provided however, that if the Bank has declared the Outstanding Indebtedness to be immediately due and payable and the funds received and applied by the Bank are insufficient to pay the amounts specified in paragraphs FIRST to FOURTH above, the Bank shall be entitled to collect the balance from the Borrower and/or any other person liable therefor; and

Provided further, that notwithstanding the foregoing, the Bank may in its absolute discretion, apply such monies on its own books of account in any order or priority

19

among paragraphs First to Fourth above without affecting the obligations of the Borrower to the Bank.

8.	PAYMENTS, TAXATION, LOAN ACCOUNTS AND CALCULATIONS

8.1	(a)	Payments The Borrower acknowledges that in performing its obligations under this Agreement, the Bank will be incurring liabilities to third parties in relation to the funding of amounts to the Borrower, such liabilities matching the liabilities of the Borrower to the Bank and that it is reasonable for the Bank to be entitled to receive payments from the Borrower gross on the due date in order that the Bank is put in a position to perform its matching obligations to the relevant third parties. Accordingly, all payments to be made by the Borrower under this Agreement and/or any of the other Security Documents shall be made in full, without any set-off or counterclaim whatsoever and, subject as provided in Clause 8.6(a), free and clear of any deductions or withholdings or Governmental Withholdings whatsoever, as follows:

(i)	in Dollars, not later than 10.00 a.m. (London time) on the Banking Day (in Paris, London and New York City) on which the relevant payment is due under the terms of this Agreement; and

(ii)	to the Receiving Bank for the account of the Bank, code swift: CRLYUS33, Chips 807, Fed Aba 026008073, reference: “COSTAMARE/CAPETANISSA MARITIME CORPORATION - Loan Agreement dated 29th June, 2006”.

(b)	Alternative payment arrangements If at any time it shall become unlawful for the Borrower to make payment under this Agreement to the relevant account or bank referred to in Clause 8.1(a) or in Dollars the Borrower may request and the Bank may agree to alternative arrangements for the payment of the amounts due by the Borrower to the Bank under this Agreement or the other Security Documents.

(c)	Change of place or account for payment The Bank shall have the right to change the place or account for payment, upon Eight (8) Banking Days’ prior written notice to the Borrower.

8.2	Payments on Banking Days If any sum payable by the Borrower under this Agreement or any of the other Security Documents shall become due on a day which is not a Banking Day, the due date therefor shall be extended to the next succeeding Banking Day, unless such Banking Day falls in the next calendar month, in which event such due date shall be the immediately preceding Banking Day, and interest shall be payable on such sum during any such extension at the rate payable on the original due date.

8.3	Payment in Dollars The payment in Dollars of all monies due by the Borrower to the Bank hereunder at the above stated place of payment are of the essence of this Agreement and the payment obligations of the Borrower under this Agreement shall only be discharged to the extent that, and at the time when, these payments are made in Dollars at the above stated place of payment.

8.4	Indemnity The Borrower shall indemnify and hold the Bank harmless, on demand, from and against any loss or expense suffered or incurred by the Bank as a direct result of late payment, including (but without limitation) any and all interest payable
20

by the Bank in respect of amounts borrowed to fund sums unpaid by the Borrower, all as determined conclusively (in the absence of manifest error) by the Bank.

8.5	No set-off or Counterclaims All payments to be made by or on behalf of the Borrower under this Agreement and the other Security Documents shall be made (a) without set-off, counter-claim or condition whatsoever, and (b) free and clear of, and without deduction for or on account of, any present or future Taxes.

8.6	Grossing-up

If at any time the Borrower is compelled by any law or regulation to make payment subject to any Taxes, the Borrower will ensure that any deduction does not exceed the minimum legal liability in this respect and shall pay to the Bank such additional amounts as may be necessary to ensure that the Bank receives a net amount, after deducting or withholding such Taxes, which is equal to the full amount which would have been received by the Bank had such payment not been made subject to such Taxes. The Borrower shall, not later than 30 days after any deduction, withholding or payment of any Taxes, forward or procure to be forwarded to the Bank official receipts and any other documentary receipts and any other documentary evidence reasonably required by the Bank in respect of the payment of any Taxes. The obligations of the Borrower under this provision shall, subject to applicable law, remain in force notwithstanding the repayment of the Loan and the payment of all interest due thereon pursuant to the provisions of this Agreement.

8.7	Taxes etc. In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or charges, contributions to any monetary authority or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder, or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the other Security Documents or to any instrument delivered hereunder or thereunder.

8.8	Loan Account All sums advanced by the Bank to the Borrower under this Agreement and all interest accrued thereon and all other amounts due under this Agreement from time to time and all repayments and/or payments thereof shall be debited and credited respectively to a separate loan account maintained by the Bank in the name of the Borrower. The Bank may, however, in accordance with its usual practices or for its accounting needs, maintain more than one account, consolidate or separate them but all such accounts shall be considered parts of one single loan account maintained under this Agreement. The Borrower’s obligations to repay the Loan and to pay interest thereon and to pay all other sums due hereunder shall be evidenced by the entries from time to time made in such accounts opened and maintained under this Clause 8.8 which entries will be conclusive for all purposes and binding on the Borrower in the absence of manifest error.

8.9	Evidence - Certificates Conclusive The Borrower hereby expressly agrees and admits that abstracts or photocopies or other reproductions of the books of the Bank as well as statements of accounts or a certificate signed by an authorised officer of the Bank shall (save for manifest error) be conclusive, binding and full evidence on the Borrower as to the existence and/or the amount of the at any time Outstanding Indebtedness, of any amount due under this Agreement, of the applicable interest rate or Default Rate or any other rate provided for or referred to in this Agreement, the Interest Period, the value of additional securities under Clause 15.2(c), the payment or non payment of any amount and/or the occurrence of any Event of Default. Any certificate or determination of the Bank as to any rate of interest or any other amount pursuant to and for the purposes of any of the Security Documents shall, in the absence of manifest error, be conclusive and binding on the Borrower.
21

8.10	Computation All interest and other payments payable by reference to a rate per annum under this Agreement shall accrue from day to day and be calculated on the basis of actual days elapsed and a 360 day year.

9.	FEES AND EXPENSES

9.1	Arrangement fee As an inducement for the Bank to enter into this Agreement the Borrower shall pay to the Bank a non – refundable arrangement fee of an amount of $135,000 (one hundred thirty five thousand Dollars) which shall be paid by the Borrower on the Drawdown Date.

9.2	Expenses The Borrower agrees to pay to the Bank upon demand and from time to time (whether or not the Commitment (or any part thereof) is advanced hereunder) all reasonable costs, charges and expenses (including legal fees and all costs of any inspection and/or valuation of the Vessel on a full indemnity basis) incurred by the Bank (whether or not any Drawdown occurs) in connection with the preparation, negotiation, execution or any amendment to and the enforcement or attempted enforcement of this Agreement and the other Security Documents or otherwise in connection with the Loan. The Bank may, upon failure of the Borrower to pay upon demand the amounts referred to in this Clause, debit any account of the Borrower maintained with the Bank in respect thereof.

9.3	Stamp duty etc. The Borrower shall also pay upon demand all stamp, registration or other like duties and Taxes (including any such duties payable by the Bank) to which this Agreement or any of the other Security Documents may be subject or give rise and shall indemnify the Bank on demand against any and all liabilities with respect to or resulting from any delay or omission on the part of the Borrower to pay any such duties or Taxes.

9.4	Amendment expenses etc. The Borrower shall pay to the Bank upon demand all reasonable external costs, fees, expenses and Taxes (including, but not limited to, legal fees and expenses) incurred by the Bank in connection with any variation of, or amendment or supplement to, any of the terms of this Agreement and/or the other Security Documents.

9.5	MII costs The Bank may at its discretion effect (a) a Mortgagee’s Interest Insurance (herein, “MII”) and, if the Vessel is intended to call a US port, a Mortgagee’s Interest Additional Perils (Pollution) Insurance (herein, “MAPI”) and the cost of such MII and MAPI shall be born by the Bank unless an Event of Default has occurred, in which case such cost shall be born by the Borrower, Provided however that in the event that the Bank effects any such Insurance on the basis of any mortgagee’s open cover the Borrower shall, upon the happening of an Event of Default, pay on demand to the Bank its proportion of premium due in respect of the Vessel for which such insurance cover has been effected by the Bank, and any certificate of the Bank in respect of any such premium due by the Borrower shall (save for manifest error) be conclusive and binding upon the Borrower.

10.	EARNINGS ACCOUNT

10.1	(a)	Earnings Account The Borrower shall procure that throughout the Security Period all the Earnings of the Vessel shall be paid to the Earnings Account. No sums shall be withdrawn from the Earnings Account except as hereinafter provided;
22

(b)	Application of Earnings Subject to Clause 16 all moneys paid to the Earnings Account after discharging the cost (if any) incurred by the Bank in collecting such moneys, shall be applied by the Bank as follows:

(i)	in payment of any and all sums whatsoever then due and payable to the Bank hereunder and/or the Security Documents (such sums to be applied in accordance with the provisions of Clause 7.1); and

(ii)	any credit balance shall be available to the Borrower.

Provided however that:

(aa)	sums standing to the credit of the Earnings Account shall bear interest at the rate the Bank (with whom the Earnings Account is maintained) customarily pays on Dollar deposits of comparable amounts for comparable periods (as conclusively certified by the Bank) and any interest accruing thereon shall be paid to the Earnings Account;

(bb)	nothing herein contained shall be deemed to affect the absolute obligation of the Borrower to pay interest on and to repay the Loan as provided in Clauses 4 and 6.

(c)	Bank’s authorisation The Borrower and the Corporate Guarantor hereby irrevocably and unconditionally authorise the Bank to make from the Earnings Account any and all the above payments and repayments as and when the same fall due or at any time thereafter.

(d)	No Encumbrances The Borrower and the Corporate Guarantor hereby covenant with the Bank that the Earnings Account shall not be charged, assigned, transferred or pledged (other than in favour of the Bank) nor shall there be granted by the Borrower or the Corporate Guarantor or suffered to arise any third party rights over or against the whole or any part of the Earnings Account.

10.2	Operation of Earnings Account The Earnings Account shall be operated in accordance with Bank’s usual terms and conditions (full knowledge of which the Borrower and the Corporate Guarantor hereby acknowledge) and subject to the Bank’s usual charges levied on such accounts and/or transactions conducted on such accounts (as from time to time notified by the Bank to the Borrower and the Corporate Guarantor).

10.3	Release of Earnings Account Upon payment in full of all principal, interest and all other amounts due to the Bank under the terms of this Agreement and the other Security Documents any balance then standing to the credit of the Earnings Accounts shall be released to the Borrower or whomsoever else may be entitled to receive such balance.

11.	CONTINUING SECURITY

11.1	(a)	Validity of Security Documents The Borrower hereby undertakes to execute and deliver (and procure the execution and delivery by the other parties thereto, other than the Bank, of) the Security Documents at the times and in the manner provided in this Agreement so that all such documents shall both at the date of such execution and delivery and at all times during the Security Period be valid and binding obligations of the Borrower and of each of such parties thereto in accordance with their respective terms.
23

(b)	Continuing security It is declared and agreed that (i) the security created or to be created by or pursuant to this Agreement and the other Security Documents shall be held by the Bank as a continuing security for the payment of all moneys which may at any time and from time to time be or become due and payable to the Bank under this Agreement and the other Security Documents or any of them, (ii) the security so created shall not be satisfied by any intermediate payment or satisfaction of any part of the amount hereby and thereby secured, (iii) the security so created shall be in addition to and shall not in any way be prejudiced or affected by any collateral or other security now or hereafter held by the Bank for all or any part of the moneys hereby and thereby secured, (iv) every power and remedy given to the Bank hereunder or under any of the Security Documents shall be in addition to, and not a limitation of, any and every other power or remedy vested in the Bank hereunder or thereunder and (v) all the powers so vested in the Bank may be exercised from time to time and as often as the Bank may deem expedient.

11.2	Further assurance The Borrower at its expense, and forthwith upon the request of the Bank, will execute, sign, perfect, do and (if required) file and register every such further assurance, document, act or thing as, in the opinion of the Bank, may be reasonably necessary for the purpose of implementing the terms and provisions of this Agreement and the other Security Documents or any of them or perfecting the security created hereby and thereby.

12.	CONDITIONS PRECEDENT

12.1	Conditions precedent to the execution of this Agreement The obligation of the Bank to make the Commitment available to the Borrower shall be subject to the condition that the Bank shall have received the following documents and evidence in all respects in form and substance satisfactory to the Bank and its legal advisers on or before the date on which the Drawdown Notice is served by the Borrower to the Bank:

(a)	a certified true copy of the Memorandum and Articles of Association and any amendments thereto or any other equivalent documents of each corporate Security Party and any Corporate Shareholder together with, where appropriate, the certified translations of same into English;

(b)	a certificate of incumbency of each of the Security Parties and any Corporate Shareholder signed by an authorised officer thereof, stating the names of their respective officers and/or directors and their specimen signatures opposite their names;

(c)	a certificate as to shareholding signed by the secretary of each corporate Security Party and stating the full names and addresses of the person or persons entitled as shareholders/stockholders of the entire issued and outstanding shares/stock of such Security Party;

(d)	certificates or other evidence satisfactory to the Bank, in its sole discretion, of the existence and good standing of each of the corporate Security Parties and any Corporate Shareholder dated not more than fifteen (15) days before the date of this Agreement;

(e)	minutes of separate meetings of the directors and shareholders of each of the corporate Security Parties and any Corporate Shareholder and any other corporate entity required to execute any Security Document in which the entry into, execution, delivery and performance of this Agreement, the other
24

Security Documents and any other documents to be executed pursuant hereto or thereto to which each is or is to be a party was approved and authorised;

(f)	the original of any power(s) of attorney and any further evidence of the due authority of any person signing this Agreement, the other Security Documents and any other documents to be executed pursuant hereto or thereto on behalf of each of Security Parties;

(g)	evidence that all necessary licences, consents, permits, approvals and authorisations (including, if required, exchange control) as may be necessary to authorise the due performance by the Security Parties of their respective obligations, under or pursuant to this Agreement and the other Security Documents, have been obtained and certified true copies have been delivered to the Bank;

(h)	evidence that the agent for service of process in England named in Clause 25.2 and elsewhere in the other Security Documents has accepted his appointment by the Security Parties for the purposes of this Agreement and the other Security Documents;

(i)	the Bank or its lawyers shall have received evidence that all governmental or quasi governmental approvals, consents or licenses as referred to herein or otherwise required in respect of the Loan and its repayment to the Bank, have been obtained and are in full force and effect;

(j)	the Bank shall have received all such further documents including legal opinions as the Bank may reasonably deem necessary;

(k)	the legal opinions from the Security Parties’ legal counsel and from lawyers appointed by the Bank as to all such aspects of law as the Bank shall reasonably deem relevant to this Agreement and the other Security Documents and any other documents executed pursuant hereto or thereto;

(l)	payment to the Bank of the fee referred to in Clause 9;

12.2	Conditions precedent to the Advance of the Commitment The obligation of the Bank to make the Commitment available to the Borrower is subject to the further conditions, that on the Drawdown Date:

(a)	the Vessel is definitely and permanently registered in the name of the Borrower under the Greek flag;

(b)	the Vessel is in the absolute and unencumbered ownership of the Borrower save as contemplated by this Agreement and the Security Documents;

(c)	in relation to the Vessel, the Bank shall have received copies (certified to be full and complete copies) of the Bill of Sale, Protocol of Delivery and Acceptance, Certificate of Nationality and all the trading certificates of the Vessel;

(d)	in relation to the Vessel, if so requested by the Bank, a satisfactory to the Bank valuation of the Vessel made by shipbrokers acceptable to the Bank;

(e)	evidence that:
25

(i)	the Vessel is fully classified and maintains her class specified in the Mortgage free of any overdue recommendations and qualifications of the relevant classification society affecting her class;

(ii)	the Mortgage has been duly executed and delivered by the Borrower and is ready to be recorded against the Vessel as a valid first preferred ship mortgage in accordance with the Greek laws;

(iii)	the Vessel has been insured in accordance with the insurance requirements provided for in this Agreement and the other Security Documents (including MII and, if the Vessel is intended to call a US port, a MAPI, each under the Bank’s wording or upon such terms as shall from time to time be determined by the Bank but for an amount not exceeding, in each case, 110% of the amount of the Loan) to be followed by full copies of cover notes, policies, certificates of entry or other contracts of insurance together with an opinion from insurance consultants appointed by the Bank on the Insurances effected or to be effected in respect of the Vessel upon and following the Drawdown Date; and

(iv)	the General Assignment has been duly executed and delivered by the Borrower together with all other items and documents required to be delivered pursuant to the terms thereof including (but without limitation) insurance notices of assignment, acknowledgements and letters of undertaking pursuant thereto;

(f)	evidence that the Vessel will, as of the Drawdown Date, be managed by the Manager on terms acceptable to the Bank;

(g)	true and complete copies of the DOC for the Operator and the SMC for the Vessel issued or, as the case may be, to be issued pursuant to the ISM Code;

(h)	true and complete copy of the ISSC issued pursuant to the ISPS Code in respect of the Vessel;

(i)	a letter from the Borrower to the protection and indemnity association in which the Vessel is or is to be entered instructing it to provide the Bank with a copy of the certificate of entry of the Vessel and any other information relating to the entry in such protection and indemnity association;

(j)	evidence that the Earnings Account has been duly opened by the Corporate Guarantor and all mandate forms, signature cards and authorities have been duly delivered and that such account is free of all liens or charges other than the liens and charges in favour of the Bank referred to herein; and

(k)	evidence that the Borrower has given irrevocable instructions to the Charterer to to pay any and all moneys whatsoever payable to the Borrower under the Charterparty into the Earnings Account.

12.3	Further conditions precedent The obligation of the Bank to make available the Commitment is subject to the further conditions that on the Drawdown Date:

(a)	an acknowledgement of receipt of the Loan together with a declaration duly signed by the Security Parties that all relevant conditions precedent have been fulfilled and that there is no current Event of Default and that the
26

representations and warranties set out in Clause 5 are and will continue to be true at the Drawdown Date; and

(b)	no Event of Default (or event which, with the giving of notice and/or lapse of time or other applicable condition, might constitute an Event of Default) has occurred and is continuing or might result from the advance of the Commitment (or any part thereof); and

(c)	the representations and warranties of the Borrower in Clause 5.1 and the representations and warranties of the Security Parties set out in the Security Documents are true and accurate as of each such date, as if made on each such date with reference to the facts then subsisting; and

(d)	none of the circumstances specified in Clause 20 has occurred and is continuing; and

(e)	no material adverse change has occurred in the reasonable opinion of the Bank in the financial condition or operation of any Security Party; and

(f)	the covenants and undertakings contained in Clause 15 have at all times been complied with; and

(g)	no shortfall in security will occur under Clause 15.2 as a result of the Commitment being made available; and

(h)	evidence that the Charterparty on the Drawdown Date is in full force and effect.

12.4	Conditions subsequent Without prejudice to any of the other provisions of this Agreement, in the event that the Bank, in its sole and absolute discretion, makes available the Commitment (or any part thereof) to the Borrower prior to the satisfaction of all or any of the relevant conditions referred to in Clauses 12.1, 12.2 and 12.3, the Borrower hereby covenants and undertakes to satisfy or procure the satisfaction of such condition or conditions within fourteen (14) days after the Drawdown Date (or such longer period as the Bank may, in its sole and absolute discretion, agree or specify in writing).

13.	SECURITY DOCUMENTS

13.1	Security Documents As security for the due and punctual repayment of the Loan and the payment of interest thereon and of all other Outstanding Indebtedness as provided in this Agreement and/or the other Security Documents, the Borrower shall provide the Bank or procure that the Bank shall be provided with the following Security Documents in form and substance satisfactory to the Bank and its legal advisors at the time specified herein or otherwise as required by the Bank:

(a)	the Corporate Guarantee contained in Clause 21 hereof, granted by the Corporate Guarantor in favour of the Bank;

(b)	the Mortgage duly executed and delivered by the Borrower in favour of the Bank to be registered over the Vessel;

(c)	the General Assignment in respect of the Vessel and respective insurance notice thereof duly executed and delivered by the Borrower in favour of the Bank; and
27

(d)	the Accounts Pledge Agreement duly executed and delivered by the Borrower and the Corporate Guarantor in favour of the Bank.

14.	INSURANCES

14.1	General The Borrower hereby covenants with the Bank to procure that the Vessel is and is kept insured throughout the Security Period, while navigating and while in port, at the sole expense of the Borrower (including punctual payment of all premiums, costs and Club calls) for the Insurances as provided in the Mortgage.

14.2	Mortgagees’ Interest Insurance The Bank may at its discretion effect in the name of the Bank a MII and, if the Vessel is intended to call a US port, a MAPI, each under the Bank’s wording or upon such terms as shall from time to time be determined by the Bank but for an amount not exceeding, in each case, 110% of the amount of the Loan, and the cost of such MII and MAPI shall be born by the Bank or, as provided in Clause 9.5, by the Borrower. Provided however, that the Bank shall in its absolute discretion appoint and instruct in respect of any such MII and MAPI its insurance brokers in respect of each such Insurance.

15.	COVENANTS AND UNDERTAKINGS

15.1	Covenants The Borrower hereby covenants and undertakes with the Bank that, as and from the date hereof and throughout the Security Period, it will comply in full with the following covenants and undertakings:

(a)	it will perform and observe and procure the performance and observance of the respective covenants and obligations imposed upon the Borrower and the other Security Parties under this Agreement, the other Security Documents and all documents executed in connection herewith or therewith;

(b)	it will ensure and procure that the Earnings of the Vessel shall be payable to the Earnings Account until the occurrence of an Event of Default whereupon, after notice from the Bank:

(i)	the Borrower shall pay and the Bank may at any time thereafter instruct the persons from whom the Earnings of the Vessel are or shall be due, to pay the Earnings of the Vessel to the Bank or as it may direct; and

(ii)	any sum in respect of the Earnings of the Vessel then in the hands of the Borrower’s brokers or other agents shall be deemed to have been received by them for the use and on behalf of the Bank,

provided that any moneys received by the Bank upon or at any time after the happening of an Event of Default shall be applied by the Bank in accordance with the provisions of Clause 7.1;

(c)	to ensure and procure that the Borrower will not change the nature, organisation and conduct of its business as owner of the Vessel and the Manager, as the manager of the Vessel, or to carry on any business other than the business carried on at the date of this Agreement;

(d)	to ensure and procure that none of the corporate Security Parties will change its legal status without the Bank’s prior written consent;
28

(e)	to ensure and procure that the Borrower will not convey, assign, transfer, sell or otherwise dispose of or deal with any of its property, assets or rights, whether present or future without the Bank’s prior written consent;

(f)	that no part of the undertaking, property, assets or rights, whether present or future, of the Borrower shall be mortgaged, charged, pledged, used as a lien or otherwise encumbered without the Bank’s prior written consent;

(g)	that none of the Security Documents shall be altered in a manner which affects the security constituted by the Security Documents in any manner whatsoever without the Bank’s prior written consent;

(h)	it will promptly notify the Bank of any Event of Default (or any event which with the giving of notice and/or lapse of time might constitute an Event of Default) and of the action (if any) which is being taken to remedy the same;

(i)	it will obtain and maintain at all times in full force and effect all governmental monetary or other consents required by law for the validity, enforceability and legality of this Agreement and the other Security Documents and for the payment of the Outstanding Indebtedness as herein provided;

(j)	to ensure and procure that the Borrower will not, except as envisaged in this Agreement and the Security Documents, or as necessitated by current trade obligations incurred in the ordinary course of business, borrow or lend any money or pay or issue guarantees or undertakings or incur any liability to any third party or effect any major investment without the Bank’s prior written consent, such consent not to be unreasonably withheld;

(k)	it will pay and procure payment by the other Security Parties of all taxes, assessments, stamp duties and other governmental charges when the same fall due, except to the extent that the same are being contested in good faith by appropriate proceedings and adequate reserves have been set aside for their payment if such proceedings fail;

(l)	to ensure and procure that adequate and sufficient Insurances on and over the Vessel are maintained as provided in Clause 14 and in the other Security Documents;

(m)	if the Bank reasonably considers that the financial position or prospects of any Security Party is substantially deteriorating, to give to any independent auditors appointed by the Bank to carry out an audit of and inspection of the Borrower’s financial affairs and every assistance to such auditors in that regard;

(n)	to furnish the Bank within one hundred and eighty (180) days of the end of each financial year with copies of the audited combined (incorporating the Borrower and the Corporate Guarantor on an individual basis) annual financial statements of the Corporate Guarantor, prepared in accordance with generally accepted accounting principals consistently applied, audited by auditors approved by the Bank, together with profit and loss accounts, the first of such statements to be for the financial year ending 31st December, 2006;

(o)	at the request of the Bank from time to time and at least once per annum and at the cost of the Borrower, to have the Vessel valued in Dollars on the basis of sale for prompt delivery of the Vessel, but free of Encumbrances for cash at arm’s length on normal commercial terms as between a willing seller and a
29

willing buyer, by a reputable shipbroker acceptable to the Bank, and promptly deliver the valuation certificates to the Bank;

(p)	to ensure and procure that the Bank be furnished with all accounts and financial information concerning the Vessel, the Borrower, the Corporate Guarantor, and all other companies of the same beneficial ownership, as well as any and all other ships owned or managed from time to time by such companies or, as the case may be, the Manager including, but not limited to, financial standing commitments and operations as the Bank may from time to time require including (without limiting the generality of the foregoing) cash flow analyses and details of the operating costs of the Vessel;

(q)	procure that the Manager and any Operator will:

(i)	comply with and ensure that the Vessel and any Operator comply with the requirements of the ISM Code, including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto throughout the Security Period;

(ii)	immediately inform the Bank if there is any threatened or actual withdrawal of the Borrower’s, the Manager’s or an Operator’s DOC or the SMC in respect of the Vessel;

(iii)	promptly inform the Bank upon the issue to the Borrower, the Manager or any Operator of a DOC and to the Vessel of an SMC, or the receipt by the Borrower, the Manager or any Operator of notification that its application for the same has been realised; and

(iv)	(i) maintain at all times a valid and current ISSC in respect of the Vessel, (ii) immediately notify the Bank in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC in respect of the Vessel and (iii) procure that the Vessel will comply at all times with the ISPS Code;

(r)	to ensure and procure that, without the prior written consent of the Bank, the Borrower:

(i)	will not create, assume or permit to exist any Security Interest upon the Vessel, her Insurances or Earnings or other assets (whether now owned or hereafter acquired) except as contemplated by the Security Documents); or

(ii)	will not (voluntarily or involuntarily) sell, convey, transfer, lease, or otherwise dispose of the Vessel or all or a substantial part of its other assets (whether by one transaction or a series of transactions and whether related or not); or

(iii)	will not effect any change in the registered ownership, management or flag of the Vessel; or

(iv)	will not incur any further debt or issue or agree to issue any guarantee in favour of any persons other than in connection with the ordinary trading and operating of the Vessel and except as necessitated by current trade obligations incurred in the ordinary course of business; or
30

(v)	will not let the Vessel on demise charter for any period or under a Charterparty the duration of which exceeds twelve (12) months; or

(vi)	will not authorise or accept any capital commitments (otherwise than in connection with the operation of the Vessel); or

(vii)	will not make any payment of principal or interest to any of its shareholders in respect of any loans or loan capital made available to it by such shareholders or (without the prior written consent of the Bank) declare or pay any dividends upon any of its outstanding shares or stock or otherwise dispose of any assets to any of its shareholders in cash or in any other manner; or

(viii)	will not pay out any funds to any company or person except in connection with the administration of the Borrower the operation and/or repair of the Vessel or the servicing of the Loan or as otherwise permitted by or pursuant to this Agreement and the relevant Security Document to which it is or is to be a party or as necessitated by current trade obligations incurred in the ordinary course of business; or

(ix)	will not dissolve or consolidate with, or merge into, any other corporation, or merge any other corporation into the Borrower or any affiliated company of the Borrower or acquire or form any subsidiary; or

(x)	no voluntary change to be made directly or indirectly in the legal and beneficial ownership, control or management of the Borrower or any share therein and in this respect will not permit any shares to be voluntarily transferred or new shares to be issued in the share capital of the Borrower or of its Corporate Shareholder(s), if any; and

(s)	from time to time at the request of the Bank it will execute and deliver to the Bank or procure the execution and delivery to the Bank of all such documents as the Bank shall deem desirable in its absolute discretion for giving full effect to this Agreement, and for perfecting, protecting the value of or enforcing any rights or securities guaranteed to the Bank under this Agreement or under any of the other Security Documents and any other documents executed pursuant hereto or thereto;

(t)	to ensure and procure that any Indebtedness of the Borrower and the Corporate Guarantor to the Bank hereunder or, as the case may, be under the Corporate Guarantee, will not be subordinated in priority of payment to any other existing or future Indebtedness of the Borrower or, as the case may be, the Corporate Guarantor;

(u)	to ensure and procure that the representations and warranties provided in Clause 5 are and will be at all times correct;

(v)	to ensure and procure that the Vessel maintains her class highest with a classification society member of IACS (of the approval of the Bank) free of overdue recommendations and reservations affecting same;

(w)	to provide the Bank in respect of the Vessel with certified copies of (i) the relevant class and trading certificates and (ii) the Cosco Charterparty, as the Bank may from time to time request;
31

(x)	to ensure and procure that in the event of the Vessel being employed under a Charterparty, the duration of which exceeds twelve (12) months, the Bank shall be furnished forthwith with (a) details of the new employment, (b) a specific Charterparty Assignment in favour of the Bank of the benefit of such Charterparty and (c) a notice of any such assignment addressed to the relevant charterer and (in case of an Event of Default having occurred) endorsed with an acknowledgement of receipt by the relevant charterer, all in form and substance satisfactory to the Bank;

(y)	to ensure and procure the Vessel to trade worldwide except in trading areas prohibited from time to time by the government of the domicile of the Borrower or the government of the nationality of the officers and crew of the Vessel or the government of the country of the Vessel’s flag; and

(z)	to permit the Bank by surveyors or other persons appointed by it in that behalf to board the Vessel at all reasonable times for the purpose of inspecting her condition or for the purpose of satisfying itself with regard to proposed or executed repairs and to afford all proper facilities for such inspections.

15.2	Valuation - Market Value to Loan ratio

(a)	The Borrower hereby further undertakes that if, and so often as, the aggregate Market Value (as determined in accordance with Clause 15.2(b)) of the Vessel (plus the market value of any additional security for the time being actually provided to the Bank pursuant to this Clause 15.2) falls below:

(i)	so long as the Cosco Charterparty or other Charterparty is in place, one hundred and ten percent (110%) of the amount of the Loan, or

(ii)	so long as no Charterparty is in place, one hundred and twenty percent (120%) of the amount of the Loan, or it will within thirty (30) days of being notified by the Bank of such requirement (which notification shall be conclusive and binding on the Borrower) either:

(1)	provide the Bank with, or procure the provision to the Bank of, such additional security as shall in the opinion of the Bank be adequate to make up such deficiency, which additional security shall take such form, be constituted by such documentation and be entered into between such parties as the Bank in its absolute discretion may approve or require and, if the Borrower does not make proposals satisfactory to the Bank in relation to such additional security within thirty (30) days of the date of the Bank’s notification to the Borrower aforesaid, the Borrower shall be deemed to have elected to prepay in accordance with (ii) below; or

(2)	prepay (subject to, and in accordance with, sub-clauses (c), (d) and (e) of Clause 6.3) such part of the Loan as will ensure that the aggregate Market Value (determined as aforesaid) of the Vessel and any such additional security is after such prepayment at least 110% or 120% (as the case may be) of the Loan or the Aggregate Indebtedness (as the case may be).
32

(b)	For the purposes of this Clause 15.2, the Market Value of the Vessel shall be determined (at the expense of the Borrower) at any time as the Bank may request (but at least once per annum and no more than twice per annum) by means of one (1) valuation of the Vessel made by one independent sale and purchase shipbroker as may from time to time be appointed by the Borrower and accepted by the Bank. For this purpose, such valuation shall be made with or without physical inspection of the Vessel as the Bank may require, on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing seller and a willing buyer, taking into account the Cosco Charterparty or other Charterparty, but excluding any credit balance in the Special deposit Account, and free of any Encumbrances. The Borrower agrees to accept such valuation made by shipbroker appointed as aforesaid as conclusive evidence of the Market Value of the Vessel. The Borrower agrees to supply to the Bank and to any such shipbroker selected and appointed as aforesaid such information concerning the Vessel and her condition as any such shipbroker may require for the purpose of making such valuation.

(c)	For the purpose of this Clause 15.2, the market value of any additional security provided or to be provided to the Bank shall be determined by the Bank in its absolute discretion.

(d)	In connection with any additional security provided in accordance with this Clause 15.2, the Bank shall be entitled to receive certified copies of such documents of the type referred to in Clause 12.1 and such favourable legal opinions as the Bank shall in its absolute discretion require.

(e)	The additional security referred to in this Clause 15.2 may be (at the absolute opinion of the Bank) constituted by:

(i)	pledged cash deposits in such amount as the Bank may require to be pledged in favour of the Bank with a bank and in an account and manner satisfactory to the Bank; and/or

(ii)	any other security acceptable to the Bank (having obtained the prior written approval of the Bank) to be provided in a manner satisfactory to the Bank at its sole discretion.

16.	EVENTS OF DEFAULT

16.1	Events of Default Each of the following events shall constitute an Event of Default (whether such event shall occur or come about voluntarily or involuntarily or by operation of law or regulation or pursuant to, or in compliance with, any judgement, decree or order of any court or other authority), i.e. if:

(a)	the Borrower fails to make any payment due under this Agreement and/or any other Security Document on its due date, which for this purpose means a Repayment Date, an Interest Payment Date or, in respect of monies payable on demand, unless otherwise specifically provided, within three (3) Banking Days from such demand being made as the case may be; or

(b)	any Security Party fails to observe and perform any other covenant, term or obligation in this Agreement and/or in the other Security Documents and such default continues for a period of ten (10) Banking Days after the Bank requires the same to be remedied; or
33

(c)	(without prejudice to the generality of sub-Clause 16.1(b)) any Security Party fails to observe and perform any one or more of the covenants, terms or obligations contained in this Agreement or the other Security Documents relating to the Insurances and such default continues for a period of seven (7) Banking Days after the Bank requires the same to be remedied; or

(d)	(without prejudice to the generality of sub-Clause 16.1(b)) the Borrower fails to provide the Bank with the additional security required under Clause 15.2(a); or

(e)	without the prior written consent of the Bank, the Vessel ceases to be duly registered under her flag or anything is done or suffered to be done whereby such registration may be forfeited or imperilled; or

(f)	the Vessel becomes a Total Loss unless (i) the Bank shall have received within sixty (60) days after the occurrence of the event giving rise to such Total Loss confirmation from the relevant underwriters that such Total Loss is an insured event and constitutes a valid claim against such underwriters and (ii) after receipt of such confirmation the Bank shall have received within one hundred and eighty days (180) after the occurrence of such event the insurance proceeds in an amount equal to the amount for which the Vessel was required to be insured in accordance with the provisions of this Agreement immediately prior to the event giving rise to such Total Loss; or

(g)	(i) any preparatory or other steps are taken by any person to convene a meeting of any of the Borrower, any Corporate Shareholder and the Manager and for the purposes of considering or passing any resolution or petition for the winding-up of any of the Borrower, any Corporate Shareholder and the Manager, or (ii) a petition is presented or an order is made or a resolution is passed for the winding-up of any of the Borrower, any Corporate Shareholder and the Manager, or (iii) the Borrower becomes insolvent or is unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986 or the Borrower stops or threatens to stop making payments generally or declares or threatens to declare a moratorium or suspension of payments with respect to all or any part of its debts or enters into a composition, scheme, compromise or other arrangement with its creditors generally (or any class of them), or (iv) any preparatory or other steps are taken by any person to appoint an administrative or other receiver or similar official of any of the Borrower, any Corporate Shareholder and the Manager, or of any of their respective assets and the Bank reasonably expects such preparatory or other steps to succeed, or (v) any meeting of any of the Borrower, any Corporate Shareholder and the Manager is convened or any other preparatory or other steps are taken for the purpose of considering an application for an administration order in relation to any of the Borrower, any Corporate Shareholder and the Manager or such administration order is made by a court, or (vi) anything analogous to any of the foregoing events occurs in any applicable jurisdiction; or

(h)	any of the Security Parties or any Corporate Shareholder ceases to be a company registered and in good standing; or

(i)	anything is done, suffered or omitted to be done or occurs which, in the reasonable opinion of the Bank, would imperil the security created by this Agreement and/or the other Security Documents; or

(j)	any Indebtedness of any Security Party is not paid on its due date or within any period of grace specified in the contract evidencing the original terms and
34

any amendment thereof of such Indebtedness or, if repayable on demand, shall not be repaid on demand or, being a guarantee, is not honoured when first demanded or becomes due or capable of being declared due prior to its stated date of payment, unless the same is being contested in good faith and the Bank is satisfied that the same does not and will not affect the performance by the Borrower of its obligations under this Agreement and the other Security Documents; or

(k)	any representation or warranty made in this Agreement or in any of the other Security Documents or in any certificate or statement delivered in connection with the Security Documents or in the negotiations leading up to the conclusion of this Agreement, is, or at any time becomes, incorrect or in any respect materially adverse to the Bank; or

(l)	the fulfilment of any one or more of the obligations, covenants and undertakings contained in this Agreement or any of the other Security Documents and any other documents executed pursuant hereto or thereto or the exercise of any of the rights vested in the Bank hereunder or thereunder becomes either unlawful under any applicable law or unauthorised by any authority having jurisdiction or otherwise impossible and the position is not rectified to the Bank’s satisfaction within thirty (30) days therefrom; or

(m)	an encumbrancer takes possession of the whole or, in the opinion of the Bank, any material part of the assets of any Security Party or a distress or execution is levied or enforced or sued out against any part of the assets of any Security Party and is not satisfied, removed or discharged within seven (7) Banking Days; or

(n)	a material adverse change occurs in the financial condition or operation of the Borrower and the Corporate Guarantor, provided however that a mere fall of the market will not be considered as a material adverse change; or

(o)	there is a voluntary change in the ultimate beneficial ownership of the shares in any one or more of the corporate Security Parties; or

(p)	any decree or order shall be made by any competent court adjudging any of the Borrower, any Corporate Shareholder and the Manager bankrupt or insolvent; or

(q)	the Security Documents or any of them shall, except with the prior written consent in writing of the Bank, be amended or terminated or shall otherwise cease to be in full force and effect for any reason whatsoever or shall otherwise cease at any time to be the legal, valid and binding obligations of the Security Parties thereto; or

(r)	any governmental authorisation, approval, licence, consent or waiver at any time necessary to enable the Borrower or any other Security Party to comply with its/their obligations under this Agreement and/or the Master Agreement and/or any of the Security Documents or to enable the operation of the Vessel shall be revoked or withheld or materially modified or shall otherwise fail to remain in full force and effect; or

(s)	the Borrower or any other Security Party shall be unable to, or shall admit inability to, pay its/his respective debts as they fall due, or shall enter into any composition or other arrangements with its/their respective creditors generally; or
35

(t)	the Borrower or any other Security Party ceases or threatens to cease to carry on its/his business or disposes of or threatens to dispose of a substantial part of its/their business, properties or assets or the same are seized or appropriated; or

(u)	any of the conditions precedent or subsequent specified in Clause 12 is not fulfilled prior to the Drawdown Date or else as provided herein and the Borrower does not provide for the fulfilment thereof to the satisfaction of the Bank as provided in this Agreement or otherwise upon the request of the Bank for this purpose; or

(v)	any Earnings of the Vessel are paid otherwise than in accordance with the provisions of the General Assignment; or

(w)	it becomes impossible or unlawful:

(i)	for the Borrower or any of the other Security Parties to fulfil any of their respective covenants and obligations contained in this Agreement or any of the Security Documents; or

(ii)	for the Bank to exercise its rights under this Agreement or any of the Security Documents; or

(x)	the Vessel ceases to be managed by the Manager (for any reason other than the reason of a Total Loss or the sale of the Vessel); or

(y)	the registration of the Mortgage is contested or becomes void or voidable or liable to cancellation or termination; or

(z)	the country of registration of the Vessel becomes involved in war (whether or not declared) or civil war or is occupied by any other power and the Bank in its discretion considers, that, as a result, the security conferred by the Security Documents is materially prejudiced; or

(aa)	the Vessel is arrested, confiscated, sequestrated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim and the Borrower shall fail to procure the release of the Vessel within a period of ten (10) days thereafter; or

(bb)	the Borrower fails to comply with any Environmental Law or any Environmental Approval, or the Vessel is involved in any Environmental Incident, if in any such case such non compliance or Environmental Incident or the consequences thereof could (in the opinion of the Bank) reasonably be expected to have a material adverse effect on the business, assets, operations, property or financial condition of the Borrower or any other Security Party or on the security created by any of the Security Documents; or

(cc)	(without prejudice to the generality of sub-Clause 16.1(b) and (c)) for any reason whatsoever the provisions of Clause 15.1(q) are not complied with and/or the Vessel ceases to comply with the ISM Code and/or the ISPS Code; or

(dd)	any of the Events of Default specified in any of the Security Documents occurs.
36

16.2	(a)	Consequences of Default Upon the occurrence of an Event of Default the Bank may:

(i)	by notice to the Borrower declare that the obligation of the Bank to make the Commitment available shall be terminated, whereupon the Commitment shall be reduced to zero forthwith; and/or

(ii)	by notice to the Borrower declare that the Loan and all interest accrued and all other sums payable under this Agreement and the Security Documents have become due and payable, whereupon the same shall, immediately or in accordance with the terms of such notice, become due and payable without any further diligence, presentment, demand of payment, protest or notice or any other procedure from the Bank which are expressly waived by the Borrower; and/or

(iii)	put into force and exercise all or any of the rights, powers and remedies possessed by it under this Agreement and/or under any Security Document and/or as mortgagee of the Vessel, mortgagee, chargee or assignee or as the beneficiary of any other property right or any other security (as the case may be) over the assets charged or assigned to it under the Security Documents or otherwise (whether at law, by virtue of any of the Security Documents or otherwise);

provided however that in the case of an Event of Default referred to in Clause 16.1(g) and/or Clause 16.1(p), the Loan, accrued interest thereon and all other amounts payable hereunder and/or under any of the other Security Documents shall automatically become immediately due and payable without the need for any demand from the Bank or notice to the Borrower or other action of any kind whatsoever, and the obligations of the Bank hereunder shall thereupon automatically terminate.

(b)	Forthwith upon the Bank demanding payment of the Outstanding Indebtedness pursuant to Clause 16.1, the provisions of Clause 6 regarding repayment and prepayment shall be deemed of no effect and the Outstanding Indebtedness shall be treated as a capital sum falling due on the date of demand, bearing interest at the rate provided for in Clause 4.6.

16.3	Multiple notices; action without notice The Bank may serve notices under Clause 16.2(a)(i) and (ii) simultaneously or on different dates and it may take any action referred to in that Clause if no such notice is served or simultaneously with or at any time after service of both or either of such notices.

16.4	Demand basis If, pursuant to Clause 16.2(a)(ii), the Bank declares the Loan to be due and payable on demand, the Bank may by written notice to the Borrower (a) call for repayment of the Loan on such date as may be specified, whereupon the Loan shall become due and payable on the date so specified together with all interest accrued and all other sums payable under this Agreement or (b) withdraw such declaration with effect from the date specified in such notice.

16.5	Proof of Default It is agreed that (i) the non-payment of any sum of money in time will be proved conclusively by mere passage of time and (ii) the occurrence of this (non payment) shall be proved conclusively by a mere written statement of the Bank (save for manifest error).
37

16.6	Exclusion of Bank’s liability Neither the Bank nor any receiver or manager appointed by the Bank shall have any liability to the Borrower or another Security Party:

(a)	for any loss caused by an exercise of rights under, or enforcement of an Encumbrance created by, a Security Document or by any failure or delay to exercise such a right or to enforce such an Encumbrance; or

(b)	as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such an Encumbrance or for any reduction (however caused) in the value of such an asset, except that this does not exempt the Bank or a receiver or manager from liability for losses shown to have been caused by the wilful misconduct of the Bank’s own officers and employees or (as the case may be) such receiver’s or manager’s own partners or employees.

17.	SET-OFF

17.1	Set-Off The Borrower hereby authorises and empowers the Bank (without prior notice) upon the occurrence of any Event of Default to apply any credit balance in any currency whatsoever, notwithstanding that the currency of such credit balance is different from the currency or currencies of the Outstanding Indebtedness, which is at any time standing upon any account of the Borrower with the Bank or any branch or any office of the Bank in any country or on any account assigned and charged in favour of the Bank hereunder, in or towards satisfaction of the Outstanding Indebtedness. The Bank is authorised to combine and/or consolidate all or any of such accounts, to use all or any part of any such credit balance to buy such other currencies and to do all such acts and execute all such documents as may be necessary to effect such application. The Bank shall not be obliged to exercise any of its rights under this Clause, which shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other rights to which the Bank is at any time otherwise entitled (whether by operation of law, contract or otherwise).

18.	INDEMNITIES

18.1	Indemnity The Borrower shall indemnify on demand and hold harmless the Bank against any losses, costs or expenses (including legal expenses on a full indemnity basis) sustained or incurred as a consequence of:

(a)	any default in the payment on the due date of any amount due and payable hereunder, and/or

(b)	the occurrence and/or the continuance of any Event of Default (or event which, with the giving of notice and/or lapse of time or other applicable condition, might constitute an Event of Default) and/or the acceleration of repayment of the Loan pursuant to Clause 16.2, and/or

(c)	the receipt or recovery of all or any part of the Loan or any overdue sum or any prepayment made otherwise than on the last day of an Interest Period relating thereto or other relevant period, and/or

(d)	the Commitment not being borrowed on the date specified in the Drawdown Notice other than as a result of a default by the Bank,
38

including, where appropriate, (but without limitation) all losses, breakage costs, margin premiums and penalties incurred or to be incurred in liquidating or re-employing deposits from third parties or funds acquired or arranged to effect or maintain the Loan or any part thereof.

18.2	Currency Indemnity

(a)	If any sum due from the Borrower under any of the Security Documents under any order or judgement given or made in relation to any of the Security Documents has to be converted from the currency (the “first currency”) in which the same is payable under the relevant Security Document or under such order or judgement into another currency (“the second currency”) for the purpose of (a) making or filing a claim or proof against the Borrower, (b) obtaining an order or judgement in any court or other tribunal or (c) enforcing any order or judgement given or made in relation to any of the Security Documents, the Borrower shall indemnify and hold harmless the Bank from and against any loss or damage suffered as a result of any discrepancy between (i) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (ii) the rate or rates of exchange at which the Bank may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in or towards satisfaction of any such order, judgement, claim or proof.

(b)	The term “rate of exchange” in this Clause 18.2 means the rate at which the Bank, in accordance with its usual practice, is able on or about the date of such payment to purchase the second currency with the first currency and shall take into account any premium and other costs of exchange with respect thereto.

18.3	Environmental Indemnity The Borrower shall indemnify and hold harmless the Bank on demand against all costs, expenses, liabilities, losses, damages, and injury, personal or economic, sustained or incurred on its property (real or personal) for any reason as a result of or in connection with any release or the emission, presence, discharge of Environmentally Sensitive Material on, from, affecting or caused by the Vessel under any applicable Environmental Laws including, but not limited to, costs and expenses incurred to clean up or remove discharged oil or other Environmentally Sensitive Material, damages to third parties, natural resource damage, assessments or penalties, whether sustained or incurred during or after the Security Period.

18.4	Legal costs etc. The Borrower shall indemnify and hold harmless the Bank on demand against all claims, demands, proceedings, liabilities, taxes, losses and expenses of every kind (“liability items”) which may be made or brought against, or incurred by the Bank, in any country in relation to any action taken, or omitted or neglected to be taken, under or in connection with any of the Security Documents by the Bank or by any receiver appointed under any of the Security Documents other than liability items which are shown to have been caused mainly and directly by the gross negligence or the dishonesty of the Bank’s own officers or employees.

18.5	Maintenance of the Indemnities The indemnities contained in this Clause 18 shall apply irrespective of any indulgence granted to the Borrower or any other Security Party from time to time and shall continue in full force and effect notwithstanding any payment in favour of the Bank and any amount due from the Borrower or any other Security Party under this Clause 18 will be due as a separate debt and shall not be affected by judgement being obtained for any other sums due under or in respect of this Agreement, and/or the Security Documents.
39

18.6	The Bank shall certify to the Borrower any amount due to it under the foregoing provisions of this Clause 18, which certificate shall (save in the case of manifest error) be conclusive for all purposes against and binding on the Borrower and the other Security Parties. Any such amount shall become payable upon receipt of such certificate.

18.7	Communications Indemnity

It is hereby agreed in connection with communications that:

(a)	Express authority is hereby given by the Borrower to the Bank to accept (at the sole discretion of the Bank) all tested or untested communications given by facsimile, telex, cable or otherwise, regarding any or all of the notices, requests, instructions or other communications under this Agreement and the Master Agreement, subject to any restrictions imposed by the Bank relating to such communications including, without limitation (if so required by the Bank), the obligation to confirm such communications by letter.

(b)	The Borrower shall recognise any and all of the said notices, requests, instructions or other communications as legal, valid and binding, when these notices, requests, instructions or communications come from the telex and fax numbers mentioned in Clause 24 or any other telex or fax usually used by it or its managing company.

(c)	The Borrower hereby assumes full responsibility for the execution of the said notices, requests, instructions or communications by the Bank and promises and recognises that the Bank shall not be held responsible for any loss, liability or expense that may result from such notices, requests, instructions or other communications. It is hereby undertaken by the Borrower to indemnify in full the Bank from and against all actions, proceedings, damages, costs, claims, demands, expenses and any and all direct and/or indirect losses which the Bank or any third party may suffer, incur or sustain by reason of the Bank following such notices, requests, instructions or communications.

(d)	With regard to notices, requests, instructions or communications issued by electronic and/or mechanical processes (e.g. by facsimile, telex), the risk of equipment malfunction including, without limitation, paper shortage, transmission errors, omissions and distortions is assumed fully and accepted by the Borrower.

(e)	The risks of genuine and unavoidable misunderstandings and errors of notices, requests, instructions or communications being given as mentioned above are for the Borrower and the Bank will be indemnified in full pursuant to this Clause.

(f)	The Bank shall have the right to ask the Borrower to furnish any information the Bank may require to establish the authority of any person purporting to act on behalf of the Borrower for these notices, requests, instructions or communications but it is expressly agreed that there is no obligation for the Bank to do so. The Bank shall be fully protected, and the Bank shall incur no liability to the Borrower for acting upon the said notices, requests, instructions or communications which were reasonably believed by the Bank in good faith to have been given by the Borrower or by any of its authorised representative(s).
40

(g)	It is undertaken by the Borrower to safeguard the function and the security of the electronic and mechanical appliance(s) such as telex(es), fax(es) etc., as well as the code word list, if any, and to take adequate precautions to protect such code word list from loss and to prevent its terms becoming known to any persons not directly concerned with its use. The Borrower shall hold the Bank harmless and indemnified from all claims, losses, damages and expenses which the Bank may incur by reason of the failure of the Borrower to comply with the obligations under this Clause and/or this Agreement and/or the Master Agreement.

19.	ASSIGNMENT AND PARTICIPATION

19.1	Binding Effect This Agreement shall be binding upon and inure to the benefit of the Bank and the Borrower and their respective successors and permitted assigns.

19.2	No Assignment by the Borrower The Borrower shall not assign or transfer any of its rights and/or obligations under this Agreement or any of the other Security Documents or any other documents executed pursuant to this Agreement and/or the other Security Documents.

19.3	Assignment by the Bank The Bank may at any time assign transfer or offer participation in all or any part in the Loan and its rights and obligations hereunder and under the other Security Documents to:

(a)	any subsidiary or holding company of the Bank or any subsidiary of such holding company, which in each case is an institution currently active in the ship finance business (subject, as long as no Event of Default then exists, to the prior consent of the Borrower, such consent not to be unreasonably withheld) or to a federal reserve bank, central bank or other monetary or regulatory authority having jurisdiction over the head office of the Bank; or

(b)	any other bank or financial institution having shipping experience (subject, as long as no Event of Default then exists, to the prior written consent of the Borrower, such consent not to be unreasonably withheld).

19.4	Disclosure of information The Bank shall (after notice to the Borrower) be at liberty to disclose on a confidential basis to any potential assignee, transferee or grantee or sub-participant (or any other person with whom the Bank is contemplating entering into contractual relations with respect to this Agreement and the other Security Documents) all such information concerning the Borrower and the other Security Parties and the Vessel as shall have been made available to the Bank and generally and additionally may disclose such information to any affiliate of the Bank or, on being requested to provide the same, to any governmental or regulatory body if required by law.

19.5	Change of Lending Office The Bank may at any time and from time to time change its lending office but the Bank shall give to the Borrower prior written notice thereof. Until the Borrower receives such notification, it shall be entitled to assume that the Bank is acting through the lending office of which it last had notice.

19.6	Documentation If the Bank assigns, transfers or in any other manner grants participation in respect of all or any part of its rights or benefits or transfers all or any of its obligations as provided in this Clause 19 the Borrower undertakes, immediately on being requested to do so by the Bank, to enter into and procure that each Security Party enters into such documents as may be necessary or desirable to transfer to the assignee, transferee or participant all or the relevant part of the interest of the Bank in
41

the Security Documents, and all relevant references in this Agreement to the Bank shall thereafter be construed as a reference to the Bank and/or assignee, transferee or participant of the Bank to the extent of their respective interests and, in the case of a transfer of all or part of the obligations of the Bank, the Borrower shall thereafter look only to the assignee, transferee or participant in respect of that proportion of the obligations of the Bank under this Agreement assumed by such assignee, transferee or participant. The Borrower hereby expressly consents to any subsequent transfer of the rights and obligations of the Bank (subject to Clause 19) and undertakes that it shall join in and execute such supplemental or substitute agreements as may be necessary to enable the Bank to assign and/or transfer and/or grant participation in respect of its rights and obligations to another branch or to one or more banks or financial institutions in a syndicate or otherwise.

19.7	Obligations not affected Subject to Clause 19.6, no such assignment, transfer or participation shall affect any of the obligations of the Borrower and the other Security Parties hereunder or under the other Security Documents.

19.8	Costs All costs and expenses arisen out of or in connection with any such assignment, transfer or sub-participation shall be borne by the Bank.

20.	FORCE MAJEURE, ILLEGALITY, INCREASED COST, NON-AVAILABILITY

20.1	Force Majeure The Bank shall not be liable for any failure to perform the whole or any part of this Agreement resulting directly or indirectly from the action or inaction or purported action of any government or governmental authority or any strike or labour disturbance, boycott and blockade (including any such effected by or upon the Bank or its employees) or from any act of God or war (whether declared or not) or any other cause whatsoever outside its control.

20.2	Unlawfulness If any change in, or in the interpretation of or in case of, introduction of, any law, regulation or regulatory requirement or any request of any central bank, monetary, regulatory or other authority or any order of any court renders it unlawful or contrary to any such regulation, requirement, request or order for the Bank to advance the Commitment or to maintain or fund the Loan, or give effect to its obligations or to claim or receive any amount payable to the Bank under this Agreement, then the Bank may serve written notice on the Borrower declaring its obligations under this Agreement terminated in whole or in part, whereupon the Commitment shall be reduced to zero and the Borrower shall prepay the Loan in accordance with such notice, together with accrued interest thereon to the date of prepayment and all other sums payable by the Borrower under this Agreement and the Master Agreement.

20.3	Increased Cost If, as a result of any change in, or in the interpretation or application of, or the introduction of, any law or any regulation, directive, request or requirement (whether or not having the force of law but, if not having the force of law, with which the Bank or, as the case may be, its holding company habitually complies), including (without limitation) those relating to Taxation, stock or capital adequacy, any type of liquidity, reserve assets, cash ratio deposits and special deposits or other banking or monetary controls or requirements which affect the manner in which the Bank allocates capital resources to its obligations hereunder, and those (including, but not limited to, “Basle II”) which shall replace, amend and/or supplement the provisions set out in the statement (as in effect as of the date of this Agreement) of the Basle I committee on banking supervision dated July 1988 and entitled “international convergence of capital measurement and capital structures” or any amendatory or substitute agreement thereof, is to:
42

(a)	subject the Bank to Taxes or change the basis of Taxation of the Bank with respect to any payment under any of the Security Documents (other than Taxes or Taxation on the overall net income, profits or gains of the Bank imposed in the jurisdiction in which its principal or lending office under this Agreement is located); and/or

(a)	increase the cost to, or impose an additional cost on, the Bank or its holding company in making or keeping available or funding or maintaining its Commitment or contribution or being a party to this Agreement; and/or

(b)	reduce the amount of any payment or the effective return to the Bank under any of the Security Documents; and/or

(c)	reduce the Bank’s or its holding company’s rate of return on its overall capital by reason of a change in the manner in which it is required to allocate capital resources to the Bank’s obligations under any of the Security Documents; and/or

(d)	require the Bank or its holding company to make a payment or forego a return on or calculated by reference to any amount received or receivable by the Bank under any of the Security Documents; and/or

(e)	require the Bank or its holding company to incur or sustain a loss (including a loss of future potential profits) by reason of being obliged to deduct all or part of the Commitment or the Loan from its capital for regulatory purposes, then and in each case (subject to Clause 20.6) the Borrower shall pay to the Bank, from time to time, upon demand, such additional moneys as shall indemnify the Bank for any increased or additional cost, reduction, payment, foregone return or loss whatsoever.

20.4	Claim for increased cost The Bank will promptly notify the Borrower of any intention to claim indemnification pursuant to Clause 20.3 and such notification will be a conclusive and full evidence binding on the Borrower as to the amount of any increased cost or reduction and the method of calculating the same. A claim under Clause 20.3 may be made at any time and must be discharged by the Borrower within seven (7) days of demand. It shall not be a defence to a claim by the Bank under this Clause 20.3 that any increased cost or reduction could have been avoided by the Bank. Any amount due from the Borrower under Clause 20.3 shall be due as a separate debt and shall not be affected by judgement being obtained for any other sums due under or in respect of this Agreement.

20.5	Option to prepay If any additional amounts are required to be paid by the Borrower to the Bank by virtue of Clause 20.3, the Borrower shall be entitled, on giving the Bank not less than five (5) days prior notice in writing, to prepay the Loan and accrued interest thereon, together with all other Outstanding Indebtedness on the thirtieth (30th) day from the date of receipt of such notice by the Borrower. Any such notice to prepay the Outstanding Indebtedness, once given, shall be irrevocable.

20.6	Exception Nothing in Clause 20.3 shall entitle the Bank to receive any amount in respect of compensation for any such liability to Taxes, increased or additional cost, reduction, payment, foregone return or loss to the extent that the same is subject to an additional payment under Clause 8.6.
43

20.7	Certificate conclusive The certificate or determination of the Bank as to any of the matters referred to in this Clause 20 shall, save for any manifest error, be conclusive for all purposes and binding on the Borrower.

21.	GUARANTEE

21.1	(a)	In consideration of the Bank agreeing to make available to the Borrower the Commitment under this Agreement and other good and valuable consideration (the receipt and adequacy whereof the Corporate Guarantor hereby acknowledges) the Corporate Guarantor for itself and its successors and permitted assigns, hereby guarantees unconditionally and irrevocably as a primary obligor and not a surety only and waiving all the rights and objections granted by the Law to a guarantor including, but without limitation, the rights of division and discussion, to the Bank, the due, prompt and punctual performance, observance of and compliance by the Borrower with any and all covenants, agreements, warranties, conditions and provisions express or implied on the part of the Borrower to be performed, observed or complied with under this Agreement and the Security Documents including, without limitation, the due and punctual payment of the principal amount outstanding under this Agreement from time to time and all interest and other moneys expressed to be payable by the Borrower in accordance with the terms of this Agreement and the Security Documents (hereinafter together called the “Guaranteed Obligations”) and the Corporate Guarantor hereby covenants that, if any amount of principal or interest or any other amount due in respect of the Loan or other moneys payable by the Borrower under this Agreement and/or any of the Security Documents or otherwise, shall not be paid when the same shall be due and payable, the Corporate Guarantor will, forthwith upon demand, make such payment or cause such payment to be made together with interest to the date of payment at the rate specified in Clause 7.7 of this Agreement, together with all other charges and all expenses (including legal and other costs on a full indemnity basis) incurred by the Bank in relation to this Agreement, this Guarantee, the other Security Documents or any other guarantee or security now or hereafter held for the same indebtedness or in enforcing payment whether from the Borrower, the Corporate Guarantor or any other person.

(b)	In addition to the obligations of the Corporate Guarantor under Clause 21.1(a) hereof and separate therefrom, the Corporate Guarantor irrevocably agrees to indemnify and keep the Bank indemnified forthwith upon demand against any loss of whatsoever kind resulting from the failure by the Borrower to make when stated to be due any payment due to the Bank or to perform when due any other obligation under or in respect of this Agreement, the Security Documents or any of them, whether or not the Bank has attempted to enforce any right against the Borrower. Without prejudice to the generality of the foregoing, such loss shall include the total amount of all those amounts (to the extent to which the Bank shall not already have received them) as are expressed to fall within the obligations of the Corporate Guarantor under Clause 21.1 hereof.

(c)	Any statement of account purporting to show the amount due from the Borrower under the terms of this Agreement or any of the Security Documents or otherwise signed as correct by any duly authorised officer of the Bank shall (save in the case of manifest error) be conclusive evidence against the Corporate Guarantor of the amount so due.

21.2	This Guarantee shall be a continuing security and shall secure the ultimate balance from time to time owing to the Bank under this Agreement and each of the Security Documents notwithstanding the liquidation, incapacity or any change in the constitution
44

of the Borrower or in the name or style thereof or any settlement of account or other matter whatsoever. This Guarantee is in addition to any other guarantee, lien, bill, note, mortgage or other security now or hereafter held by the Bank.

21.3	Should any purported obligation of the Borrower which if valid or enforceable would be the subject of this Guarantee be or become wholly or in part invalid or unenforceable against the Borrower by reason of any defect in or insufficiency or want of powers of the Borrower or irregular or improper purported exercise thereof or by reason of the avoidance or invalidity of any assurance, security or payment on any ground whatsoever including (without limitation) avoidance under any enactment relating to bankruptcy or liquidation or because the Bank’s rights have become barred by the Limitation Acts or otherwise or by reason of any legal limitation, disability, incapacity or any other facts or circumstances, whether or not always known to the Bank, or if for any other reason whatsoever the Borrower is not or ceases to be legally liable to discharge an obligation undertaken or purported to be undertaken on its behalf under this Agreement or any of the Security Documents the Corporate Guarantor shall nevertheless be liable to the Bank in respect of that purported obligation as if the same were wholly valid and enforceable and the Corporate Guarantor was the principal debtor in respect thereof. The Bank is not to be concerned to see or enquire into the powers of the Borrower or its officers and employees purporting to act on its behalf. The Corporate Guarantor hereby agrees to keep the Bank fully indemnified against all damages, loss, costs and expenses arising from any failure of the Borrower to carry out any such purported obligation.

21.4	(a)	The Corporate Guarantor hereby agrees that the Bank may at all times without the Corporate Guarantor’s consent and without discharging or in any way affecting the liability of the Corporate Guarantor hereunder grant to the Borrower or to any other person any time or indulgence or concession or give up, deal with, exchange, vary, realise, release or abstain from perfecting or enforcing any guarantees, liens, bills, notes, mortgages, securities or other rights under the Security Documents or any of them, this Agreement or otherwise which the Bank may now or hereafter have from or against the Borrower or any other Security Party or any other person, whether hereunder or otherwise, or determine, vary or increase any credit facilities to or the terms or conditions in respect of any transaction with the Borrower in any manner whatsoever or agree with the Borrower as to the application of any advance made or to be made to the Borrower or compound with, discharge, release or vary the liability of the Borrower or any other person or concur in accepting or varying any compromise, arrangement or settlement or omit to claim or enforce payment of any dividend or composition when and in such manner as the Bank may think expedient, and no such act or omission on the part of the Bank shall in any way diminish the validity of this Guarantee which shall remain binding upon the Corporate Guarantor as if such the Corporate Guarantor was originally liable as principal debtor for the moneys, obligations and liabilities payment whereof is hereby guaranteed.

(b)	Without prejudice to the generality of Clause 21.4(a) hereof, the Corporate Guarantor hereby expressly agrees that the Bank is not and shall not be under any obligation to take any action of whatsoever nature against the Borrower or any of the other Corporate Guarantor or any other Security Party or any other person prior to or after taking proceedings against the Corporate Guarantor under this Guarantee.

21.5	(a)	The Corporate Guarantor hereby declares that it has not received any security from the Borrower for the giving of this Guarantee and hereby agrees that it will not so long as any moneys remain owing by the Borrower to the Bank (whether
45

actually or contingently) take any security from the Borrower or any other Security Party or any other person in respect of the Corporate Guarantor’s liability hereunder without first obtaining the written consent of the Bank, and the Corporate Guarantor hereby further agrees that in the event of the Corporate Guarantor taking any security, any security so taken shall be held in trust for the Bank as security for the liability of the Corporate Guarantor to the Bank hereunder.

(b)	In respect of the Corporate Guarantor’s liability hereunder the Bank shall have a lien on all securities or other property of the Corporate Guarantor held by the Bank whether for safe custody or otherwise. The Bank shall further be entitled (as well before as after demand hereunder) to set-off against any credit balance in any account of the Corporate Guarantor with the Bank, its respective parent company and/or Subsidiaries, if any, (whether current or otherwise or subject to notice or not) and against any interest accruing thereon the liability of the Corporate Guarantor to the Bank hereunder, and if the liability or any part thereof is in a different currency from a credit balance against which the Bank seeks to set it off the Bank shall be entitled to utilise the currency of the account in credit for the purchase at the spot rate of exchange of an amount in the currency of the liability not exceeding the amount of such liability.

21.6	(a)	Until all obligations and liabilities hereby guaranteed or intended to be guaranteed have been paid or discharged in full (which expression shall not embrace payment of a dividend in liquidation or bankruptcy of less than 100 per cent) the Corporate Guarantor waives all rights of subrogation and will not claim any set-off or counter-claims against the Borrower nor claim or prove (unless so required by the Bank, in which case the benefit of any such claim or proof shall be held upon trust for the obligations of the Corporate Guarantor hereunder) in competition with the Bank in the event of the insolvency of the Borrower nor have the benefit of any share in any other guarantee or security now or hereafter held by the Bank.

(b)	Any money received by virtue of this Guarantee and any document executed or to be executed by the Corporate Guarantor in security of the Guaranteed Obligations (hereinafter together called the “Corporate Guarantor’s Security Documents”) may be placed to the credit of a suspense account (without obligation on the part of the Bank to apply the same in reduction of the Guaranteed Obligations) with a view to preserving the rights of the Bank to prove for the whole of its claims against the Borrower or any other person in the event of any proceedings in or analogous to bankruptcy, liquidation, composition or arrangement.

(c)	This Guarantee shall at all times remain the property of the Bank.

(d)	No disposition or payment which may be avoided pursuant to any enactment relating to bankruptcy, liquidation or insolvency and no release, discharge or settlement made in reliance in whole or in part upon any such disposition or payment shall prejudice the right of the Bank to enforce this Guarantee.

(e)	All amounts payable by the Corporate Guarantor hereunder (whether on account of principal or interest or otherwise) shall be made in the currency or currencies in which the obligation of the Borrower is expressed to be payable in full and free of set- off or counter-claim whatsoever and without any withholding or deductions whatsoever on account of any present or future Taxes or charges or otherwise. In the event of the Corporate Guarantor being compelled by law to
46

make any such withholding or deduction from any payment to the Bank the Corporate Guarantor will forthwith pay to the Bank such additional amount as will result in the receipt by the Bank of the amount which would otherwise have been receivable.

(f)	No payment to the Bank pursuant to any judgment of any Court or otherwise shall operate to discharge the obligation of the Corporate Guarantor in respect of which it was made, unless and until payment in full shall have been received in the currency in which payment was due pursuant to the provisions of this Agreement and/or the Security Documents, and to the extent that the amount of any such payment under any such judgment or otherwise shall on conversion into the currency in which payment is required to be made under the provisions of this Agreement and/or the Security Documents, fall short of the amount of the relevant obligation expressed in the currency of payment pursuant to the provisions of this Agreement and/or the Security Documents, the Bank shall have a further cause of action and shall remain entitled to recover such a sum as shall, upon conversion into the currency in which payment is required to be made under this Agreement and/or the Security Documents, be equal to the amount of the shortfall.

21.7	The Corporate Guarantor hereby covenants and undertakes with the Bank (without prejudice to the generality of Clause 21.1) that until the Guaranteed Obligations have been paid and discharged in full:

(a)	it will execute and deliver forthwith the Corporate Guarantor’s Security Documents so that all such documents shall both at the date of such execution and delivery and at all times during the Security Period be valid and binding obligations of the Corporate Guarantor in accordance with their respective terms;

(b)	it will procure the due performance and observance by the Borrower of the terms of this Agreement and the Security Documents;

(c)	it will promptly inform the Bank of any occurrence of which the Corporate Guarantor becomes aware which, in the Corporate Guarantor’s reasonable opinion, might adversely affect the ability of the Borrower to perform its respective obligations under this Agreement and the Security Documents or any of them; and

(d)	it will obtain every consent and do all other acts and things (or procure the same to be done) which may from time to time be necessary or desirable for the continued due performance of all its obligations under this Guarantee and the Corporate Guarantor’s Security Documents.

22.	CONFIDENTIALITY

22.1	Confidentiality The Bank undertakes with the Borrower not to disclose to any third party any information contained in this Agreement or any of the Security Documents or otherwise relating to the transactions contemplated by this Agreement unless such disclosure is:

(a)	required under applicable law or regulation; or

(b)	necessary or in the reasonable opinion of the Bank desirable in connection with the enforcement of any such documents; or
47

(c)	made to auditors, professional advisers or other persons who in the normal course of business have access to the documents and affairs of the relevant party; or

(d)	consented to by the Borrower.

22.2	Clause 22.1 shall be (i) in addition to all other duties of confidentiality imposed on the Bank and its professional advisers under applicable law; and (ii) subject to any other applicable provisions contained in this Agreement and the Security Documents.

23.	MISCELLANEOUS

23.1	Time - Waivers Time is of the essence of this Agreement but no failure or delay or omission on the part of the Bank to exercise any right, power or remedy vested in it under this Agreement or any of the other Security Documents or by law shall impair such right power or remedy, or be construed as a waiver thereof, or as an acquiescence in any default by the Borrower and/or any other Security Party, and in the event of the Bank on any occasion agreeing to waive any such right, or remedy, power, such waiver shall not in any way prejudice or affect the powers conferred upon the Bank under this Agreement and the other Security Documents or the right of the Bank thereafter to act strictly in accordance with the terms of this Agreement and the other Security Documents.

23.2	Rights cumulative The rights and remedies of the Bank contained in this Agreement and the other Security Documents are cumulative and not exclusive of each other nor of any other rights or remedies conferred by law.

23.3	Invalidity of Terms In the event of any provision contained in this Agreement or any of the other Security Documents and any other documents executed pursuant hereto or thereto being invalid, illegal or unenforceable in any respect under any applicable law or regulation actually applied by any court of competent jurisdiction, such provision shall as to that jurisdiction only be ineffective without modifying the remaining provisions hereof or thereof. Where however the provisions of any such applicable law or regulation may be waived they are hereby waived by the parties hereto to the full extent permitted by that law, to the intent that this Agreement, the other Security Documents and any other documents executed pursuant hereto or thereto shall be deemed to be valid binding and enforceable in accordance with their respective terms.

23.4	Inconsistency of Terms The provisions of this Agreement and where relevant of the other Security Documents shall be read together but in the event of any inconsistency between the provisions of this Agreement and the provisions of any other Security Document the provisions of this Agreement shall prevail.

23.5	Waiver in writing No waiver by the Bank of any terms of this Agreement shall be effective unless in writing.

23.6	Survival The obligations of the Borrower under this Agreement shall remain in full force and effect until the Bank shall have received all amounts due or to become due to it hereunder and under the Security Documents in accordance with the terms hereof and thereof. Without prejudice to the foregoing, the obligations of the Borrower under Clauses 4.6, 8, 9, 18 and 20.2 shall survive the repayment of the Loan.

23.7	Counterparts This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which, when executed
48

and delivered, shall constitute an original, but all the counterparts shall together constitute but one and the same instrument.

23.8	Entire agreement The provisions of this Agreement and the other Security Documents and the documents executed in connection herewith and therewith represent the entire agreement between the parties hereto and supersede any and all prior expressions of intent or understanding of any nature whatsoever.

23.9	Alteration or amendment Any alteration or amendment to this Agreement shall be made only in writing and such written instrument shall be the only admissible and conclusive evidence of such amendment or alternation.

23.10	Third Party Rights No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

24.	NOTICES

24.1	Notices Every notice, request, demand or other communication under the Agreement or, unless otherwise provided therein, under any of the other Security Documents shall:

(a)	be in writing, delivered personally or by first-class prepaid letter (airmail if available), or shall be served through a process server or subject to Clause 18.7 by telex or fax;

(b)	be deemed to have been received, subject as otherwise provided in this Agreement or the relevant Security Document, in the case of a telex, at the time of despatch with confirmed answerback of the addressee appearing at the beginning and end of the communication, in the case of fax at the time of dispatch as per transmission report (provided in either case that if the date of despatch is not a business day in the country of the addressee it shall be deemed to have been received at the opening of business on the next business day), and in the case of a letter when delivered or served personally or five (5) days after it has been put into the post; and

(c) be sent:

(i)	if to be sent to any Security Party, to:

c/o Costamare Shipping Company S.A.
60 Zephyrou Street, 175 64
Athens, Greece
Telex No. 220602 or 220603 MARE GR,
Fax No. +30210-940 9051/2

(ii)	in the case of the Bank at:

Calyon,
9 Quai du President Paul Doumer,
92400 Courbevoie, Paris, France
Telex No. 699600 INSUX,
Fax No. : +331 41892987
Attention: Mr Alain Pitner.

or to such other person, address, telex or fax number as is notified by the relevant Security Party or the Bank (as the case may be) to the other parties to this Agreement

49

and, in the case of any such change of address, telex or fax number notified to the Bank, the same shall not become effective until notice of such change is actually received by the Bank and a copy of the notice of such change is signed by the Bank.

24.2	All communications and documents delivered pursuant to or otherwise relating to this Agreement shall either be in English or accompanied by a certified English translation.

25.	APPLICABLE LAW AND FORUM

25.1	Applicable Law This Agreement shall be governed by and construed in accordance with English Law.

25.2	Submission to Jurisdiction

(a)	For the exclusive benefit of the Bank, each of the Borrower and the Corporate Guarantor agrees that any legal action or proceedings arising out of or in connection with this Agreement against either of the Borrower and the Corporate Guarantor or any of their assets may be brought in the English Courts. Each of the Borrower and the Corporate Guarantor irrevocably and unconditionally submits to the jurisdiction of such courts and irrevocably designates, appoints and empowers Mr. Richard Coleman c/o H. Clarkson and Co. Ltd., presently located at 3 Lower Thames Street, London EC3R 6HE, England, or his successors, to receive for it and on its behalf, service of process issued out of the English courts in any such legal action or proceedings, and irrevocably undertakes to maintain such an agent in England acceptable to the Bank, Provided, however, that each of the Borrower and the Corporate Guarantor further agrees that in the event that (i) Mr. Richard Coleman (or any other agent appointed by each of the Borrower and the Corporate Guarantor in substitution of Mr. Richard Coleman and acceptable to the Bank) closes or fails to maintain a business presence in England, or (ii) the Bank, in its sole discretion, shall determine that service of process on the said agent is not feasible or may be insufficient under the Laws of England, then any summons, writ or other legal process issued against either of the Borrower and the Corporate Guarantor in England may be served upon Messrs. The Law Debenture Corporate Services Limited, currently located at 5th Floor, 100 Wood Street, London EC2V 7EX, England (hereinafter called the “Process Agent for English Proceedings”), or their successors, who are hereby authorised to accept such service, which shall be deemed to be good service on each of the Borrower and the Corporate Guarantor, and each of the Borrower and the Corporate Guarantor hereby further agrees that in the event that (aa) Messrs. The Law Debenture Corporate Services Limited close or fail to maintain a business presence in England, or (bb) the Bank, in its sole discretion, shall determine that service of process on Messrs. The Law Debenture Corporate Services Limited, is not feasible or may be insufficient under the Laws of England, then each of the Borrower and the Corporate Guarantor, within five (5) days after written notice from the Bank, shall appoint a substitute Process Agent for English Proceedings acceptable to the Bank, and if either of the Borrower and the Corporate Guarantor fails to make such appointment within the said five day period, the Bank may appoint a substitute Process Agent for English Proceedings, and the Bank is hereby irrevocably authorised to effect such appointment on the Borrower’s and the Corporate Guarantor’s behalf. The Bank is hereby irrevocably appointed by each of the Borrower and the Corporate Guarantor as the duly authorised agent of each of the Borrower and the Corporate Guarantor for the purpose of appointing the substitute Process Agent for English Proceedings as provided herein. The
50

appointment of the substitute Process Agent for English Proceedings shall be valid and binding on the parties hereto and to the other Security Parties from the date notice of such appointment is given by the Bank to the Borrower in accordance with Clause 24.

(b)	The submission to the jurisdiction of the English Courts shall not (and shall not be construed so as to) limit the right of the Bank to take proceedings against either of the Borrower and the Corporate Guarantor in the courts of any other competent jurisdiction, nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

(c)	The parties further agree that subject to Clause 25.2(b) the Courts of England shall have exclusive jurisdiction to determine any claim which either of the Borrower and the Corporate Guarantor may have against the Bank arising out of or in connection with this Agreement, and each of the Borrower and the Corporate Guarantor hereby waives any objections to proceedings with respect to this Agreement in such courts on the grounds of venue or inconvenient forum.

(d)	Each of the Borrower and the Corporate Guarantor further agrees that any judgement or order obtained in an English court shall be conclusive and binding on each of the Borrower and the Corporate Guarantor and shall be enforceable without review in the courts of any other jurisdiction.

25.3	Proceedings in other country(ies) If it is decided by the Bank that any such proceedings should be commenced in any other country, then any objections as to the jurisdiction or any claim as to the inconvenience of the forum is hereby waived by each of the Borrower and the Corporate Guarantor, and it is agreed and undertaken by each of the Borrower and the Corporate Guarantor to instruct lawyers in that country to accept service of legal process and not to contest the validity of such proceedings as far as the jurisdiction of the court or courts involved is concerned.

25.4	In this Clause 25 “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.

51

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorised officers or Attorneys on the day and year first before written.

THE BANK

SIGNED for and on behalf of	)
Calyon,	)
by Mr. Charalambos V. Sioufas	)
its duly authorised Attorney-in-fact	)
in the presence of:	)

Witness:
Name: Dimitrios P. Sioufas
Address:	Defteras Merarchias 13,
Piraeus, Greece
Occupation: Attorney-at-law

THE BORROWER

SIGNED for and on behalf of	)
Capetanissa Maritime Corporation	)
by Mr. Vassilios C. Constantakopoulos	)
its duly authorised Attorney-in-fact	)
in the presence of:	)

Witness:
Name	:	Vias Sarris
Address	:	60 Zephyrou Street,
Athens, Greece
Occupation	:	Attorney-at-law

THE CORPORATE GUARANTOR

SIGNED for and on behalf of	)
Costamare Shipping Company S.A.	)
by Mr. Vassilios C. Constantacopoulos	)
its duly authorised Attorney-in-fact	)
in the presence of:	)

Witness:
Name	:	Vias Sarris
Address	:	60 Zephyrou Street,
Athens, Greece
Occupation	:	Attorney-at-law
52

SCHEDULE 1

Form of Drawdown Notice

(referred to in Clause 3.1)

To:	Calyon
9 Quai du President Paul Doumer,
92400 Courbevoie, Paris, France
	(the “Bank”)	Date: 5th July, 2006

Loan Agreement dated 29th June, 2006 (the “Loan Agreement”) for a secured term loan facility of US$90,000,000 made between (A) the Bank, (B) Capetanissa Maritime Corporation (the “Borrower”) and (C) Costamare Shipping Company S.A. (the “Corporate Guarantor”).

(All capitalised terms and words used herein and not defined herein shall have the meanings given to them in the Loan Agreement).

We refer to the Loan Agreement and hereby:

1.	give you notice that we wish to draw the full amount of the Commitment in the sum of $90,000,000 (Dollars ninety million) on 5th July, 2006 for value same date. The funds should be paid for the purpose(s) set out in Clause 1.1 of the Loan Agreement, as follows:

(i)	$135,000 (Dollars one hundred thirty five thousand) in payment to the Bank of the arrangement fee referred to in Clause 9.1;

(ii)	$.......... (Dollars…….) shall be teleremitted to account number 04-029-695 of the Export-Import Bank of Korea with Deutsche Trust Company Americas, New York, for credit to an interest bearing account in the name of CALYON and, as from July 6th 2006, for credit to Huyndai Heavy Industries Co. Ltd. against presentation of a duplicate original copy of the Protocol of Delivery and Acceptance for Hull No. 1654 signed by the Buyer and the Builder;

(iii)	the balance of the Loan shall be credited to the Special Deposit Account up to ……..;

2.	select a first Interest Period terminating on 22nd February, 2007; and

3.	confirm that:

(i)	we will use the proceeds of the Loan for our benefit and under our full responsibility and exclusively for the purpose specified in the Loan Agreement;

(ii)	no event or circumstance has occurred and is continuing which constitutes a Default;

(iii)	the representations and warranties contained in Clause 5 of the Loan Agreement and the representations and warranties contained in each of the Security Documents are true and correct at the date hereof as if made with respect to the facts and circumstances existing at such date;

(iv)	the borrowing to be effected by the drawing of the Commitment will be within our corporate powers, has been validly authorised by appropriate corporate action and will not cause any limit on our borrowings (whether imposed by statute, regulation, agreement or otherwise) to be exceeded;
53

(v)	there has been no change in the ownership, management, operations or material adverse change in the financial condition or operation of any of the Security Parties from that previously disclosed to the Bank in writing;

(vi)	the covenants and undertakings contained in Clause 15 of the Loan Agreement have been at all times complied with; and

(vii)	no shortfall in security will occur under Clause 15.2 of the Loan Agreement as a result of the proposed advance of the Commitment being made.

Yours faithfully,

CAPETANISSA MARITIME CORPORATION

By:
Name: Vassilios C. Constantakopoulos
Title: Attorney-in-fact
54